UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HERITAGE BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE BANKSHARES, INC.

150 GRANBY STREET, NORFOLK, VA 23510

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To be Held June 16, 2009

To Our Shareholders:

NOTICE is hereby given that the Annual Meeting of Shareholders of Heritage Bankshares, Inc. (the “Company”) will be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on June 16, 2009, for the following purposes:

1. To elect to the Board of Directors of the Company (i) one (1) “Class 2” director to serve a two-year term until the 2011 Annual Meeting of Shareholders and (ii) five (5) “Class 3” directors to serve three-year terms until the 2012 Annual Meeting of Shareholders.

2. To ratify the appointment of Elliott Davis LLC as the Company’s independent auditors for the year ending December 31, 2009.

3. To consider and vote on the proposed amendment of the Articles of Incorporation of the Company to increase the number of authorized shares of common stock of the Company from 3,000,000 to 6,000,000.

4. To consider and vote on the proposed amendment and restatement of the Articles of Incorporation of the Company to authorize the issuance of up to 1,000,000 shares of preferred stock.

5. To consider and vote on a proposal to adjourn the Annual Meeting, if necessary, to allow additional time to solicit votes to approve the amendment and restatement of our Articles of Incorporation.

6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 20, 2009 are entitled to notice of, and to vote at, the 2009 Annual Meeting of Shareholders or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. The Board of Directors unanimously recommends that shareholders vote FOR approval of each of the above items.

By Order of the Board of Directors,

/s/ Michael S. Ives
Michael S. Ives, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

the 29th day of April, 2009

IMPORTANT NOTE: YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY

AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY SUBMIT YOUR INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC AND TELEPHONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES IN “STREET NAME” THROUGH AN INSTITUTION, YOU MAY VOTE YOUR SHARES BY ANY METHOD SPECIFIED ON THE VOTING INSTRUCTION FORM PROVIDED BY OR ON BEHALF OF THE INSTITUTION.

HERITAGE BANKSHARES, INC.

150 Granby Street

Norfolk, Virginia 23510

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

June 16, 2009

This Proxy Statement is dated April 29, 2009 and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the form of the enclosed proxy card for use at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments of the meeting. The Annual Meeting will be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Tuesday, June 16, 2009.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “the Company,” “we”, “us”, “our” and similar terms refer to Heritage Bankshares, Inc. Our wholly-owned banking subsidiary, Heritage Bank, is referred to as the “Bank.”

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

At the Annual Meeting, holders of our Common Stock on the record date for the meeting will consider and vote on the following proposals to:

•

Proposal One: Elect to the Board of Directors of the Company (i) one “Class 2” director to serve a two-year term until the 2011 Annual Meeting of Shareholders and (ii) five (5) “Class 3” directors to serve three-year terms until the 2012 Annual Meeting of Shareholders (see “Proposal One: Election of Directors” on page 4);

•

Proposal Two: Ratify the appointment of Elliott Davis LLC as the Company’s independent auditors for the year ending December 31, 2009 (see “Proposal Two: Ratification of Appointment of Independent Auditors” on page 22);

•

Proposal Three: Amend our Articles of Incorporation to increase the number of our authorized shares of common stock from 3,000,000 to 6,000,000 (see “Proposal Three: Amendment of Articles of Incorporation to Increase Authorized Common Stock” on page 24);

•

Proposal Four: Amend and restate our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares preferred stock (see “Proposal Four: Amendment and Restatement of Articles of Incorporation to Authorize Preferred Stock” on page 25, and the proposed Amended and Restated Articles of Incorporation attached as Appendix A to this Proxy Statement);

•

Proposal Five: Authorize our Board of Directors to adjourn the Annual Meeting in order to solicit to additional votes needed to approve Proposal Four if, in their discretion, the Board so determines (see “Proposal Five: Adjournment of Annual Meeting” on page 35); and

•	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” each of the above Proposals.

Note: If both Proposal Three and Proposal Four are approved by our shareholders, the amendment to increase our authorized Common Stock described in Proposal Three will be effected via the Amended and Restated Articles of Incorporation that contain the newly-authorized preferred stock described in Proposal Four. However, if only Proposal Three (and not Proposal Four) is approved by our shareholders, the increase in authorized Common Stock will be effected via a separate amendment to our Articles of Incorporation; or, if only Proposal Four (and not Proposal Three) is approved by our shareholders, then the Amended and Restated Articles of Incorporation that effect the authorization of preferred stock will not include an increased number of authorized shares of Common Stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 16, 2009

Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2009 Annual Meeting, Proxy Statement, Annual Report on Form 10-K and proxy card, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2009 Annual Meeting, Proxy Statement, Annual Report on Form 10-K, Annual Report of the Company (and President’s Report to Stockholders) and proxy card are available at http://proxyvote.com.

GENERAL INFORMATION

How You Can Vote at the Annual Meeting

If your shares of our Common Stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways:

•	You can attend the Annual Meeting and vote in person.

•	You can sign and return the proxy card enclosed with this Proxy Statement and appoint the “Proxies” named therein to vote your shares for you at the Annual Meeting.

•	You can vote by Internet at http://proxyvote.com, by following the instructions provided.

•	You can vote by calling toll-free 1-800-690-6903 and following the instructions.

If your shares of our Common Stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares (i.e., such broker or nominee) is required to vote them for you. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. Brokers and nominees generally are not allowed to exercise voting discretion with respect to the approval of “non-routine” matters without specific voting instructions from beneficial owners. Under applicable securities regulations, Proposals One, Two, Three and Five with respect to our uncontested election of directors, the ratification of our independent registered public accounting firm, the charter amendment to increase our authorized shares of Common Stock and the adjournment of the Annual Meeting, respectively, are considered “routine” items upon which brokers who hold their clients’ shares of Common Stock in street name will vote the shares in their discretion on behalf of their clients if those clients do not furnish voting instructions within the required time frame before the Annual Meeting. The proposal to amend and restate our Articles of Incorporation to authorize shares of preferred stock is not considered routine, and brokers will not vote on that proposal without instructions from their clients; thus, if a beneficial owner of our shares does not provide instructions to its broker or other nominee (a “broker non-vote”) with respect to Proposal Four, the shares owned by such shareholders will NOT be included as votes cast with respect to those matters. If you hold your shares of Common Stock in “street name” with a broker or other nominee, you will receive instructions from the broker or nominee that you must follow for your shares to be voted. Please follow those instructions carefully to ensure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Revocation of Proxy; How You Can Change Your Vote

Any shareholder who executes a proxy has the power to revoke it and change their vote at any time by (i) executing a proxy dated as of a later date and delivering it to our Secretary prior to the Annual Meeting, (ii) providing our Secretary with written notice prior to the Annual Meeting of your desire to revoke your proxy or change your vote or (iii) attending the Annual Meeting, notifying our Secretary that you wish to revoke your proxy and voting your shares in person. Simply attending the Annual Meeting will not revoke your proxy.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxies for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. We are requesting that banks, brokers and other nominees forward copies of our proxy solicitation materials to their principals and request their voting instructions, and if requested we will reimburse those persons for their reasonable out-of-pocket expenses in doing so. In addition to solicitation by mailing these Proxy Statements, our directors, officers and employees may solicit proxies, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation for doing so.

In connection with proxy solicitations for meetings of the shareholders of public companies, many holders of shares held in “street name” fail to give voting instructions to their brokers or other nominees. For that reason, to help ensure that a sufficient number of shares are represented at the Annual Meeting to vote on and approve Proposal Three, we have retained Georgeson, Inc. to aid in the solicitation of proxies for the Annual Meeting. We will pay Georgeson a fee of approximately $20,000 for its proxy solicitation services.

Record Date and Voting Rights

The Board of Directors has established the close of business on April 20, 2009 as the “Record Date” to determine which of our shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. A total of 2,279,252 shares of our Common Stock were outstanding on the Record Date, and each outstanding share is entitled to one vote on each matter to be voted on at the Annual Meeting. Only shareholders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

Please note that, under Virginia law, shareholders are not entitled to appraisal rights with respect to any of the Proposals presented in this Proxy Statement.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the Annual Meeting, a quorum will consist of a majority of the outstanding shares of our Common Stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Once a share is represented for any purpose at the Annual Meeting, it will be treated as present for quorum purposes for all purposes for the remainder of the meeting and for any adjournments. Broker non-votes will occur if your shares are held by a broker or other nominee and are voted on one or more matters at the Annual Meeting but are not voted by the broker or nominee on a “non-routine” matter because you have not given the broker or nominee voting instructions on that matter.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be fifteen (15) persons, and further provide that the Board of Directors will be divided into three (3) classes, as nearly equal in number as possible. Each class serves for a term of three (3) years and until their successors are elected and qualified.

Effective January 31, 2009, Howard M. Webb retired from his position as a member of the Board of Directors. In order to fill the vacancy caused by Mr. Webb’s retirement, based on the recommendation of the Company’s Nominating Committee, the Board of Directors elected Donald E. Perry to serve on the Board, effective January 31, 2009.

Virginia law provides that, where a director is elected by a corporation’s board of directors to fill a vacancy, such director’s term expires at the next shareholders’ meeting at which directors are elected. The Company has not held any shareholders’ meeting since Mr. Perry was elected to the Board to fill the vacancy caused by Mr. Webb’s retirement. Accordingly, in addition to electing incumbent directors who are subject to re-election at the Annual Meeting, the shareholders of the Company also must elect Mr. Perry.

Therefore, at the Annual Meeting, (i) one (1) “Class 2” director will be elected to serve until the 2011 Annual Meeting of Shareholders and until his successor is elected and qualified, and (ii) five (5) directors comprising “Class 3” directors will be elected to serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified.

The Nominating Committee nominated all of the nominees for election to the Board of Directors at the Annual Meeting, and all of the nominees currently serve as members of the Board and have consented to be named and have indicated their intent to serve if elected. However, in the event any nominee is not available for election, the Proxies will be voted for such person as shall be designated by the Board as a replacement.

The following table sets forth certain information as of the Record Date with respect to each nominee and incumbent director of the Company, including age, principal occupation and the year he or she first became a director. Unless otherwise indicated, the business experience and principal occupation shown for each nominee or incumbent director has existed five or more years.

Name	Age	Served as a Director Since	Principal Occupation During Past Five Years
Nominee for Election of “Class 2” Director Whose Term Will Expire in 2011

Donald E. Perry	69	2009	President and owner of Continental Properties Corporation, a commercial real estate investment and development company, in Virginia Beach, Virginia.

Nominees for Election of “Class 3” Directors Whose Terms Will Expire in 2012

Lisa F. Chandler	54	1998	Executive Vice President of Nancy Chandler Associates, Inc., a residential real estate brokerage company, in Norfolk, Virginia.

Stephen A. Johnsen	63	1984	Executive Vice President of Flagship – Brown & Brown, an insurance and financial services company, in Norfolk, Virginia.

Name	Age	Served as a Director Since	Principal Occupation During Past Five Years
Thomas G. Johnson, III	39	2002	Senior Vice President of S.L. Nusbaum Realty Co., a commercial real estate leasing and brokerage firm, in Norfolk, Virginia.

Charles R. Malbon, Jr.	59	2005	President of Tank Lines, Inc., an oil distributor, in Virginia Beach, Virginia.

L. Allan Parrott, Jr.	43	2002	President of Tidewater Fleet Supply, LLC, a wholesale auto parts distributor, in Chesapeake, Virginia.

Incumbent “Class 1” Directors Whose Terms Will Expire in 2010

James A. Cummings	66	1992	President of Southern Atlantic Label Co., Inc., a manufacturer, in Chesapeake, Virginia.

Michael S. Ives	56	2005	President and Chief Executive Officer of Heritage Bankshares, Inc. and Heritage Bank. Prior to joining the Company in February 2005, Mr. Ives was the Chief Executive Officer of the Hampton Roads Market of SouthTrust Bank; before that, Mr. Ives served as President and Chief Executive Officer of CENIT Bancorp, Inc. for approximately nine years.

David L. Kaufman	53	2005	Senior Managing Director of Envest Holdings, L.L.C., a venture capital firm, in Virginia Beach, Virginia.

Peter M. Meredith, Jr.	57	1992	Chairman and Chief Executive Officer of Meredith Construction Co., Inc., a general contractor, in Norfolk, Virginia.*

Harvey W. Roberts, III	64	1993	Retired Certified Public Accountant. Prior to his retirement, Mr. Roberts was a principal in the accounting firm McPhillips, Roberts & Deans, PLC, in Norfolk, Virginia.

Incumbent “Class 2” Directors Whose Terms Will Expire in 2011

Wendell C. Franklin	63	2005	Senior Vice President of S.L. Nusbaum Realty Co., a commercial real estate leasing and brokerage firm, in Norfolk, Virginia.

F. Dudley Fulton	60	1988	President and Chief Executive Officer of USI Midatlantic Insurance Services, Inc., an insurance and financial services company, in Norfolk, Virginia.

Name	Age	Served as a Director Since	Principal Occupation During Past Five Years
Ross C. Reeves	60	1994	Attorney with Willcox & Savage, P.C., a law firm, in Norfolk, Virginia.

Barbara Zoby	56	2005	President and Chief Executive Officer of Yukon Lumber Co., Inc., a specialty lumber firm, in Norfolk, Virginia.

*	Mr. Meredith also has served as a Director of Waterside Capital Corporation (“Waterside”), a reporting company located in Norfolk, Virginia, since 1994. Mr. Meredith previously served as Chairman of the Board of Waterside.

Required Vote

The election of each nominee to the Board of Directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Proxies received will be voted “FOR” the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on his or her proxy card.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE

PROPOSAL TO ELECT (i) THE NOMINEE LISTED ABOVE AS A “CLASS 2” DIRECTOR, AND (ii) THE

FIVE NOMINEES LISTED ABOVE AS “CLASS 3” DIRECTORS.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth for (a) each director and each named executive officer of the Company individually and (b) all directors and named executive officers of the Company as a group: (i) the number of shares of Common Stock of the Company beneficially owned on the Record Date and (ii) such person’s or group’s percentage ownership of outstanding shares of Common Stock of the Company on such date. All of the Company’s directors and named executive officers receive mail in their capacity as such at the Company’s principal executive office at 150 Granby Street, Norfolk, Virginia 23510.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class**
Directors:
Lisa F. Chandler	8,509	(1)	*
James A. Cummings	29,256	(2)	1.28%
Wendell C. Franklin	39,595	(3)	1.73%
F. Dudley Fulton	21,893	(4)	*
Michael S. Ives	167,800	(5)	7.05%
Stephen A. Johnsen	30,590	(6)	1.34%
Thomas G. Johnson, III	14,400	(7)	*
David L. Kaufman	32,183	(8)	1.41%
Peter M. Meredith, Jr.	155,742	(9)	6.82%
Charles R. Malbon, Jr.	17,650	(10)	*
L. Allan Parrott, Jr.	27,000	(11)	1.18%
Donald E. Perry***	8,493		*
Ross C. Reeves	11,100	(12)	*
Harvey W. Roberts, III	60,184	(13)	2.64%
Barbara Zoby	12,350	(14)	*

Non-Director Named Executive Officers:
John O. Guthrie	28,500	(15)	1.24%
Leigh C. Keogh	15,496	(16)	*
Sharon C. Lessard	13,248	(17)	*
All Named Executive Officers and Directors as a group (16 persons)	693,989	(18)	28.16%

*	Indicates less than one percent (1.0%) of the outstanding shares of Common Stock of the Company.
**	Applicable percentages are based on 2,279,252 shares of Common Stock outstanding on the Record Date. Also includes shares of Common Stock subject to options that may be exercised within 60 days of the Record Date, including currently unvested options that would vest and be exercisable immediately in the event of a change in control of the Company. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the applicable individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information supplied by officers, directors, and principal shareholders and (where applicable, if at all) Schedule 13Ds and 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
***	Mr. Perry was elected to the Board of Directors, effective January 31, 2009, to fill the vacancy caused by the retirement of Howard M. Webb from the Board as of that same date.

(1)	Includes (a) 6,509 shares held in the name of the Lisa F Chandler Trust U/A dated 03/19/2001, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the Company’s 1999 Stock Option Plan (“1999 Stock Option Plan”).
(2)	Includes 11,000 shares owned jointly with Mr. Cummings’ wife.
(3)	Includes 4,000 shares issuable upon exercise of options to purchase shares under the Heritage 2006 Equity Incentive Plan (the “2006 Incentive Plan”).
(4)	Approximately 20,000 shares owned by Mr. Fulton are pledged as security for other obligations.
(5)	Includes (a) 30,000 options issued under the 1999 Stock Option Plan pursuant to Mr. Ives’ Employment Agreement dated February 7, 2005, as amended, and (b) 70,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(6)	Includes 3,300 shares owned jointly with Mr. Johnsen’s wife.
(7)	Includes (a) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(8)	Includes (a) 1,000 shares owned by Mr. Kaufman’s wife, (b) 2,000 shares owned by Mr. Kaufman’s two children (1,000 shares each), and (c) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(9)	Includes (a) 30,598 shares held in the name of Meredith Realty Holding Company, L.L.C., (b) 36,294 shares held in the name of Pomar Holding Company, L.L.C., (c) 6,000 shares held in the name of Meredith Realty Associates, (d) 20,666 shares owned by Mr. Meredith’s children in UTMA accounts for which Mr. Meredith and his spouse are the custodians, (e) 39,254 shares owned by Mr. Meredith’s wife, and (f) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.
(10)	Includes (a) 5,750 shares owned jointly with Mr. Malbon’s wife and (b) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(11)	Includes (a) 2,800 shares held in trust for the benefit of Mr. Parrott’s children, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(12)	Includes (a) 750 shares owned by Mr. Reeves’ wife and (b) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.
(13)	Includes (a) 34,560 shares owned by Mr. Roberts’ wife, (b) 6,000 shares owned jointly with Mr. Roberts’ wife and (c) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.
(14)	Includes 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(15)	Includes 22,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Mr. Guthrie is also a participant in the Employee Stock Ownership Plan (“ESOP”) maintained by the Company and, as a result, has an interest in an indeterminate number of shares of the Common Stock owned by the ESOP.
(16)	Includes (a) 3,250 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan and (b) 12,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Mr. Keogh is also a participant in the ESOP maintained by the Company and, as a result, has an interest in an indeterminate number of shares of the Common Stock owned by the ESOP.

(17)	Includes (a) 1,110 shares held in custodial accounts, of which Ms. Lessard is a custodian, for the benefit of Ms. Lessard’s two children and (b) 12,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Ms. Lessard is also a participant in the ESOP maintained by the Company and, as a result, has an interest in an indeterminate number of shares of the Common Stock owned by the ESOP.
(18)	Includes (a) 49,250 shares issuable to all named executive officers and directors as a group upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan and (b) 136,000 shares issuable to all named executive officers and directors as a group upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.

Security Ownership of Certain Beneficial Owners

Based on a Schedule 13G filed on March 26, 2009, Palladium Registered Investment Advisors is the beneficial owner of 6.5% of the outstanding shares of Common Stock of the Company. Except for the foregoing ownership interest, we are not aware of any other beneficial owner of 5.0% or more of the outstanding Common Stock of the Company except as otherwise noted above under “Security Ownership of Management”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own greater than ten percent (10%) of the Common Stock of the Company (the “Reporting Persons”) to file reports with the SEC relating to their individual ownership and changes in ownership of Common Stock. Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports.

Based solely on its review of copies of such reports furnished to the Company, the Company believes that all reporting requirements under Section 16(a) were complied with during the fiscal year ended December 31, 2008, except as follows:

•	Peter M. Meredith, Jr. filed two late Form 4s related to three transactions that were not timely reported.

•	David L. Kaufman filed one late Form 4 related to two transactions that were not timely reported.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, Company management provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance.

Executive Officers of Heritage Bankshares, Inc. and Heritage Bank

Michael S. Ives, 56, has served as the President and Chief Executive Officer of the Company and the Bank, and as a Company director, since February 7, 2005. Prior to that time, Mr. Ives was the Chief Executive Officer for the Hampton Roads Market of SouthTrust Bank. Mr. Ives joined SouthTrust Bank in August 2001, following the acquisition by SouthTrust Corporation of CENIT Bancorp, Inc. (“CENIT”). Prior to its acquisition by SouthTrust Corporation in August 2001, Mr. Ives had served as President and Chief Executive Officer of CENIT since 1992.

John O. Guthrie, 59, has served as the Chief Financial Officer of the Company and the Bank since February 14, 2005. Mr. Guthrie served as Chief Financial Officer of CENIT, a position he held from 1992 to August 2001, until CENIT was acquired by SouthTrust Corporation in August 2001. After briefly holding a position with SouthTrust Bank following the CENIT acquisition, Mr. Guthrie was employed as an investment advisor with Legg Mason in Norfolk, Virginia, from approximately November 2002 to January 2004. Mr. Guthrie also served as the Chief Financial Officer for Geeks On Call America, a technology company in Norfolk, Virginia, for several months in 2004.

Sharon C. Lessard, 50, was appointed to the newly-created position of Chief Banking Officer of the Company on December 17, 2008. Ms. Lessard has been with the Company since 1988 and, prior to her appointment as Chief Banking Officer, served as Senior Vice President/Retail Banking Executive.

Leigh C. Keogh, 34, was appointed to the newly-created position of Chief Lending Officer of the Company on December 17, 2008. Mr. Keogh began employment with the Company in 1997 and served as Vice President/Commercial Lending and as Senior Vice President/Commercial Lending Team Leader until his appointment as Chief Lending Officer.

Independence of Directors

We apply the definition of independent director as defined by Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”) listing standards. In accordance with this guidance, all of the directors of the Company would be considered independent with the exception of Michael S. Ives, our President and Chief Executive Officer. Further, other than Mr. Ives (who serves on the Company’s Executive Committee), all of the members of the Board Committees of the Company are considered independent under NASD Rule 4200(a)(15).

Shareholder Communications with the Company’s Board of Directors

The Board of Directors has not established a written policy regarding communications with shareholders. A formal policy has not been adopted because directors have periodic contact with shareholders through business, personal and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board through written correspondence addressed to the Company’s executive office at 150 Granby Street, Norfolk, Virginia 23510. Personal correspondence from a shareholder directed to an individual Board member will be referred, unopened, to that member. Personal correspondence marked “confidential” from a shareholder not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Board Meetings; Meeting Attendance; Committees

The business of the Company is managed under the direction of the Board of Directors, with certain functions delegated to standing committees of the Board further described below. Prior to April 1, 2008, regular Board meetings were generally held monthly. Effective April 1, 2008, the Board of Directors resolved to hold regular meetings quarterly, in January, April, July and October of each year (the Board of Directors of the Bank generally meets monthly). The Board met six (6) times in 2008. All directors attended at least 75% of the total meetings of the Board of Directors, except that David L. Kaufman attended only 66.7% of the Board meetings.

The Board of Directors does not have a policy regarding attendance at annual shareholder meetings. However, all Board members are strongly encouraged to attend such meetings, and all of the Board members attended the 2008 Annual Meeting of Shareholders held on June 16, 2008.

The Board of Directors has four (4) standing committees: Audit Committee, Compensation Committee, Nominating Committee and Executive Committee, as well as other ad hoc committees. All committee meetings are scheduled by the committee chairpersons as deemed necessary. All committee members attended at least 75% of the meetings of the various committees on which they are members, except that Howard M. Webb did not attend the one Nominating Committee meeting held during 2008. Certain information regarding the members and duties of the various management committees is detailed below.

Audit Committee

The Audit Committee consists of F. Dudley Fulton (Chairman), Lisa F. Chandler, James A. Cummings, L. Allan Parrott, Jr., Harvey W. Roberts, III, and Barbara Zoby. The Board of Directors has determined that Mr. Fulton is the “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and Mr. Fulton is independent under the guidelines used by the Company as noted above. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor of the Company. It also must pre-approve all audit and non-audit services provided by the independent auditor. Further, while management has the primary responsibility for the consolidated financial statements and the financial reporting process for the Company, the Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. The Committee acts as the intermediary between the Company and the independent auditor and reviews the reports of the independent auditor. The Audit Committee has adopted a formal written charter, which was amended and restated in its entirety in March 2009, and is attached as Appendix B to this Proxy Statement. The Audit Committee held four (4) meetings in 2008.

Please see “Audit Committee Report” below.

Compensation Committee

The Compensation Committee consists of Ross C. Reeves (Chairman), Wendell C. Franklin, Thomas G. Johnson, III, Stephen A. Johnsen and David L. Kaufman. (Peter M. Meredith, Jr., as Chairman of the Board, also serves as an ex officio member of the Committee.) The Compensation Committee has not yet adopted a formal written charter. The Compensation Committee is responsible for overseeing the compensation structure of the Company. The Compensation Committee also reviews the performance and establishes the compensation of the Company’s President and Chief Executive Officer and approves the compensation of the Company’s other executive officers upon recommendation of the President and Chief Executive Officer. In addition, the Compensation Committee administers the Heritage 2006 Equity Incentive Plan. The Compensation Committee may not delegate its authority to other persons. The Compensation Committee did not meet in 2008.

Nominating Committee

The Nominating Committee consists of Peter M. Meredith, Jr. (Chairman), Stephen A. Johnsen, Charles R. Malbon, Jr., Ross C. Reeves and Harvey W. Roberts, III. The function of this committee is to identify and present nominees for membership on the Board of Directors. The Nominating Committee held one meeting in 2008.

The Nominating Committee has not yet adopted a formal written charter. The Board of Directors relies on the discretion of the Nominating Committee members to identify potential nominees from sources that they deem appropriate. The Nominating Committee has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, capability, ability to serve, conflicts of interest, ability to refer desirable business to the Company and the Bank, willingness and ability to make equity investments in the Company and other relevant factors. The Nominating Committee also emphasizes character, ethics, judgment, financial literacy, business acumen and community involvement, among other criteria it may consider. In addition, directors and director nominees are subject to various laws and regulations pertaining to financial holding companies, including a minimum stock ownership requirement.

The Nominating Committee utilizes a variety of resources in identifying nominees, including recommendations of other Board members, management, individuals who serve the Company and the Bank on advisory boards, and other business or community leaders. The Nominating Committee may consider recommendations from shareholders, provided that such recommendations comply with applicable requirements under the Company’s Bylaws, including the requirement that each notice of recommendation set forth, (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under applicable law (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information, certifications, reports and submissions required by the Federal Reserve Board, Virginia Bureau of Financial Institutions or any other regulatory agency with supervisory authority over the Company or the Bank with respect to the designation of a new director of a holding company or financial institution regulated by such a regulatory agency; and (iii) as to the shareholder giving the notice, his or her name and address and the number of shares beneficially owned by such shareholder. The Company has not paid a third party to assist in identifying, evaluating or otherwise assisting in the nomination process.

Executive Committee

The Executive Committee consists of Peter M. Meredith, Jr. (Chairman), Michael S. Ives, Stephen A. Johnsen, Charles R. Malbon, Jr., Ross C. Reeves and Harvey W. Roberts, III. When the Board of Directors is not in session, the Executive Committee is authorized to exercise all powers vested in the Board, subject to certain matters reserved for Board action in the Company’s Bylaws. The Executive Committee did not meet in 2008.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the Company’s independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Committee has discussed with the independent auditors their independence. The Committee also has discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits, among other things.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the applicable audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. This report is provided by the following directors who constitute the Audit Committee as of the date hereof.

F. Dudley Fulton, Chairman

Lisa F. Chandler

James A. Cummings

L. Allan Parrott, Jr.

Harvey W. Roberts, III

Barbara Zoby

Certain Relationships and Related Transactions

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families and corporations, partnerships and other entities with which such persons are associated are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2008, and will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business, were made upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and do not involve more than the normal risk of collectability or present other unfavorable features. None of such loans are classified as nonaccrual, past-due, restructured or potential problem, and all such loans are current as to principal and interest. As of December 31, 2008, the amount of loans from the Bank to certain executive officers and all directors of the Company and the Bank, and entities with which they are associated, was approximately $16.8 million in the aggregate.

Other Transactions and Relationships

In May 2007, the Bank contracted with Meredith Construction Co., Inc. (“Meredith Construction”), as general contractor to build, for a maximum price of $2.3 million (which includes a fee of approximately $208,000 to Meredith Construction), the Bank’s new retail banking office at its Laskin Road site in Virginia Beach. Peter M. Meredith, Jr. is Chairman and Chief Executive Officer of Meredith Construction, and Mr. Meredith also is a director and Chairman of the Board of the Company. Meredith Construction utilized ColonialWebb Contractors Co. (“ColonialWebb”) as the heating and air conditioning subcontractor related to construction of the Laskin Road banking office for a price of $195,659. Howard W. Webb is a director of ColonialWebb, and Mr. Webb also was a director of the Company, having retired at the end of January 2009.

The Bank also contracted in December 2008 with Meredith Construction as general contractor to renovate, for a maximum price of $111,076 (which includes a fee of approximately $14,488 to Meredith Construction), the Bank’s retail banking office at its North Military Highway site in Norfolk.

The Company and the Bank retained the law firm of Willcox & Savage, P.C. in 2008 and 2007 in connection with certain legal matters, and expects to continue to do so in the future. Ross C. Reeves, a director of the Company, is an attorney with Willcox & Savage, P.C. The Company paid fees to the firm of $106,233 during 2008 and $137,024 during 2007.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its Principal Executive Officer and Principal Financial Officer. The Code of Ethics summarizes the legal, ethical and regulatory standards that such individuals must follow and is a reminder to all of the Company’s directors and executive officers of the seriousness of that commitment. As adopted, the Code of Ethics sets forth written standards that are designed, among other things, to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

A copy of the Company’s Code of Ethics may be obtained by any person, without charge, by accessing the Company’s web site at: http://www.heritagebankva.com/ethics.asp.

Director Compensation

The table below presents information related to the compensation of the Company’s nonemployee directors for the fiscal year ended December 31, 2008.

Director Compensation for the Fiscal Year Ended December 31, 2008

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
James A. Cummings	6,100	—	—	300	6,400

David L. Kaufman	5,500	—	—	100	5,600

Peter M. Meredith, Jr.	6,400	—	—	200	6,600

Harvey W. Roberts, III	6,950	—	—	400	7,350

Wendell C. Franklin	6,000	—	—	300	6,300

F. Dudley Fulton	6,750	—	—	300	7,050

Ross C. Reeves	6,300	—	—	100	6,400

Howard M. Webb*	6,150	—	—	400	6,550

Barbara Zoby	6,450	—	—	450	6,900

Lisa F. Chandler	6,600	—	—	200	6,800

Stephen A. Johnsen	6,300	—	(3)	300	6,600

Thomas G. Johnson, III	5,500	—	—	200	5,700

Charles R. Malbon, Jr.	6,300	—	—	800	7,100

L. Allan Parrott, Jr.	5,950	—	—	100	6,050
* Mr. Webb retired from the Board of Directors effective January 31, 2009.
(1)	Under a new policy adopted by the Board in 2008, (i) directors of the Company who are not also directors of the Bank are paid an annual retainer of $6,000 per year, pro rated for any partial year, and (ii) directors of the Bank likewise are paid an annual retainer of $6,000 per year, pro rated for any partial year (prior to 2008 and the implementation of this new policy, directors of the Company and the Bank received $500 for each Board meeting attended). Board members also receive $150 for each Board Committee meeting attended, and Committee chairs receive $200 for each Committee meeting chaired.
(2)	In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended (“2006 Incentive Plan”), which authorizes the grant by the Board of Directors of stock options, stock appreciation rights, restricted stock and certain other equity awards to officers and nonemployee directors of the Company and the Bank. In connection with the adoption of the 2006 Incentive Plan, the Board of Directors terminated the Company’s ability to issue new awards under both its 1987 Stock Option Plan and its 1999 Stock Option Plan. For a discussion of the assumptions made in the valuation of option awards, please see “Stock Compensation Plans” under Note 10 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. No options were granted to nonemployee directors under the 2006 Incentive Plan during 2008.

(3)	Stephen A. Johnsen and the Bank entered into a deferred compensation arrangement in 1985 pursuant to which Mr. Johnsen deferred $12,000 of his director’s fees. The agreement provides for the Bank to pay Mr. Johnsen a retirement benefit of $3,355 per month for 120 months beginning on April 1 following his attainment of age 70. The agreement further provides that if Mr. Johnsen dies before his retirement benefit begins, the Bank will pay his designated beneficiary $1,976 per month for 120 months thereafter. Similar arrangements were made for the other outside directors of the Company serving in 1985 and for a number of years thereafter. Over the years, all of the participants in the arrangement except Mr. Johnsen have retired from Board service. The Company is the owner and beneficiary of an insurance policy on the life of Mr. Johnsen with a total death benefit of $195,150 at December 31, 2008. Compensation expense in 2008 related to Mr. Johnsen’s deferred compensation arrangement was $5,623.
(4)	Directors of the Company receive $100 for each Company “Advisory Board” meeting attended. In addition, (i) Mr. Malbon is the Chairman of the Company’s Virginia Beach Advisory Board and receives $200 for each Advisory Board meeting chaired, and (ii) Ms. Zoby is the Vice Chairman of the Company’s Norfolk Advisory Board and receives $150 for each Advisory Board meeting attended.

EXECUTIVE COMPENSATION

The summary compensation table below presents information related to the compensation the Company’s Principal Executive Officer and other Named Executive Officers during the fiscal years ended December 31, 2008 and 2007:

Summary Compensation Table for the Fiscal Years Ended December 31, 2008 and 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Michael S. Ives President & Chief Executive Officer	2008 2007	200,000 200,000	— —	— —	— —	14,011 19,180	214,011 219,180

John O. Guthrie Executive Vice President & Chief Financial Officer	2008 2007	127,300 127,300	— —	— 7,080	— —	13,461 7,419	140,761 141,799

Leigh C. Keogh Chief Lending Officer	2008 2007	102,500 100,000	15,719 5,000	— 7,080	— —	7,525 8,422	125,744 120,502

Sharon C. Lessard Chief Banking Officer	2008 2007	92,500 86,250	— —	— 7,080	— —	14,469 9,060	106,969 102,390

(1)	For a discussion of the assumptions made in the valuation of option awards, please see “Stock Compensation Plans” under Note 10 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Please also see the narrative discussion regarding stock options that follows this table, together with the discussion regarding the modification of certain stock option awards that occurred in January 2009.
(2)	Includes, in the case of Mr. Ives, (a) $7,237 and $12,406 contributed to the Bank’s 401(k) Plan by the Bank in 2008 and 2007, respectively; (b) $6,000 in automobile allowance in each of 2008 and 2007; and (c) $774 representing taxable compensation related to group life insurance in each of 2008 and 2007.

Includes, in the case of Mr. Guthrie, (a) $4,581 and $7,024 contributed to the Bank’s 401(k) Plan by the Bank in 2008 and 2007, respectively; (b) $397 and $395 representing taxable compensation related to group life insurance in 2008 and 2007, respectively; and (c) a one-time payment of $8,483 in 2008 in respect of unused accrued vacation days.

Includes, in the case of Mr. Keogh, (a) $3,632 and $6,326 contributed to the Bank’s 401(k) Plan by the Bank in 2008 and 2007, respectively; (b) $50 and $46 representing taxable compensation related to group life insurance in 2008 and 2007, respectively; (c) $3,075 and $2,050 representing a taxable fringe benefit related to a company-owned car in 2008 and 2007, respectively; and (d) a one-time payment of $769 in 2008 in respect of unused accrued vacation days.

Includes, in the case of Ms. Lessard, (a) $3,179 and $5,395 contributed to the Bank’s 401(k) Plan by the Bank in 2008 and 2007, respectively; (b) $3,600 in automobile allowance in each of 2008 and 2007; (c) $76 and $65 representing taxable compensation related to group life insurance in 2008 and 2007, respectively; and (d) a one-time payment of $7,614 in 2008 in respect of unused accrued vacation days.

Stock Option Grants in Last Fiscal Year

In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended (“2006 Incentive Plan”), which authorizes the grant by the Board of Directors of stock options, stock appreciation rights, restricted stock and certain other equity awards to officers and nonemployee directors of the Company and the Bank. In connection with the adoption of the 2006 Incentive Plan, the Board of Directors terminated the Company’s ability to issue new awards under both its 1987 Stock Option Plan and its 1999 Stock Option Plan.

Options granted under the 2006 Incentive Plan become exercisable earlier upon a change in control (as defined in the 2006 Incentive Plan) of the Company. The options may also become exercisable earlier upon the optionee’s disability or death, and termination without cause or resignation for good reason. No option may be exercised after ten (10) years from the date of grant.

No stock options were granted to Named Executive Officers in 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable		No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Michael S. Ives President & Chief Executive Officer	30,000 42,000	(1) (2)	— 28,000	(2)	— —	19.79 15.80	(6) (3)(6)	February 7, 2015 July 25, 2016

John O. Guthrie Executive Vice President & Chief Financial Officer	8,000 400	(3) (4)	12,000 1,600	(3) (4)	—	16.65 12.12	(6)	October 24, 2016 December 18, 2017

Sharon C. Lessard Chief Banking Officer	2,400 400	(3) (4)	3,600 1,600	(3) (4)	— —	16.65 12.12	(6)	October 24, 2016 December 18, 2017

Leigh C. Keogh Chief Lending Officer	1,500 750 1,000 2,400 400	(5) (5) (5) (3) (4)	— — — 3,600 1,600	(3) (4)	— — — — —	7.25 5.13 7.50 16.65 12.12	(6)	August 24, 2009 July 25, 2010 January 22, 2012 October 24, 2016 December 18, 2017

(1)	These stock options were granted to Mr. Ives in 2005 under the Company’s 1987 Stock Option Plan in connection with his Employment Agreement and were immediately exercisable. Please refer to the narrative discussion below under “Agreements with Named Executive Officers” for additional information on these stock options.
(2)	These stock options were granted to Mr. Ives in 2006 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2006, subject to accelerated vesting in certain circumstances. Please refer to the narrative discussion below under “Agreements with Named Executive Officers” for additional information on these stock options.

(3)	These stock options were granted to Mr. Guthrie, Ms. Lessard and Mr. Keogh, as applicable, in 2006 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2007, subject to accelerated vesting in certain circumstances.
(4)	These stock options were granted to Mr. Guthrie, Ms. Lessard and Mr. Keogh, as applicable, in 2007 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2008, subject to accelerated vesting in certain circumstances.
(5)	These stock options were granted to Mr. Keogh prior to 2006 under the Company’s 1999 Stock Option Plan and are fully-vested.
(6)	See discussion below under “2009 Modification of Existing Awards” with respect to certain modifications to these awards (including re-pricing of the awards) effected in January 2009.

2009 Modification of Existing Awards

The 2006 Incentive Plan empowers the Board of Directors, in its discretion, to modify outstanding option awards thereunder. On January 28, 2009, based on and after due consideration of the recommendations of the Compensation Committee of the Board of Directors, the Board modified certain outstanding option awards held by its Named Executive Officers under the 2006 Incentive Plan by reducing the exercise price as follows:

Optionee	Original Date of Option Grant	Number of Option Shares	Exercise Price Before Modification	Exercise Price Subsequent to Modification*
Michael S. Ives**	July 26, 2006	70,000	$15.80	$11.03

John O. Guthrie**	October 25, 2006	20,000	$16.65	$11.03

Leigh C. Keogh	October 25, 2006	6,000	$16.65	$11.03

Sharon C. Lessard	October 25, 2006	6,000	$16.65	$11.03

*       The modified exercise price for such options represented the book value of a share of the Company’s Common Stock as of September 30, 2008, which was $2.78 in excess of the $8.25 fair market value of a share of the Company’s Common Stock, as defined in the amended 2006 Incentive Plan, on January 28, 2009.

**     With respect to such options held by Messrs. Ives and Guthrie that were not vested and exercisable as of the effective date of the modification described above (a total of 28,000 options and 12,000 options, respectively), Messrs. Ives and Guthrie consented to the adjusted vesting schedule set forth below, which precludes the vesting of such options in 2009:

Optionee	If Optionee Is Continuously Employed Through This Date	Option Is Exercisable For This Number Of Shares On That Date
Michael S. Ives	January 1, 2010	14,000
	January 1, 2011	14,000

John O. Guthrie	January 1, 2010	4,000
	January 1, 2011	4,000
	January 1, 2012	4,000

The Company is also a party to an Option Agreement with Mr. Ives dated February 8, 2005, evidencing an award to Mr. Ives under the Company’s 1987 Stock Option Plan of a fully vested and exercisable option to purchase

30,000 shares of Common Stock (“2005 Ives Option”). On January 28, 2009, based on and after due consideration of the recommendations of the Compensation Committee of the Board of Directors, the Board modified the 2005 Ives Option by reducing the exercise price thereunder from $19.79 per share to $11.03 per share.

The re-pricings of Mr. Ives’ options under the 2006 Incentive Plan and the 2005 Ives Option were in consideration for, and contingent upon, Mr. Ives entering into an amendment to his existing Employment Agreement with the Company contemplated at the time of the re-pricings. As further described below, Mr. Ives and the Company entered into such Amendment on March 4, 2009, with an effective date of January 28, 2009, on the terms approved by the Board and agreed to by Mr. Ives on January 28, 2009.

Agreements with Named Executive Officers

Michael S. Ives. The Company and Michael S. Ives, the Company’s President and Chief Executive Officer, entered into an Employment Agreement dated February 7, 2005. Mr. Ives’ Employment Agreement has been amended several times, most recently pursuant to an Amendment effective as of January 28, 2009, and currently contains the following material provisions: (i) Mr. Ives’ current term of employment continues until December 31, 2013; (ii) the Company and Mr. Ives will commence discussions in 2011 for purposes of determining whether, and if so on what terms, to continue the Employment Agreement after expiration of its current term; (iii) effective January 1, 2010, the base salary payable to Mr. Ives under the Employment Agreement will be increased from its current rate of $200,000 per year to the rate of $250,000 per year, subject to periodic review and increase thereafter; (iv) Mr. Ives is eligible to receive an annual incentive bonus based on performance during the applicable year, as determined by the Board of Directors in its discretion, but no annual bonus may exceed 35% of the base salary paid to Mr. Ives during the applicable year; (v) Mr. Ives receives a $500 monthly automobile allowance and payment of certain club membership dues; and (vi) if Mr. Ives retires after attaining age 55, the options granted under the 2006 Incentive Plan will continue to vest in accordance with the original five-year vesting schedule only if the Board of Directors, in its sole discretion, approves Mr. Ives’ early retirement from the Company.

John O. Guthrie. The Company and John O. Guthrie, the Company’s Chief Financial Officer, entered into an Employment Agreement dated June 9, 2006. The Employment Agreement (i) has an initial term beginning on May 1, 2005 and ending on April 30, 2007, which in 2007 automatically renewed for an additional two-year term continuing through April 30, 2009; and (ii) provides for an initial annual salary of $120,000, which is subject to at least annual review and was increased to $127,300 as of January 1, 2008.

Sharon C. Lessard. The Company and Sharon C. Lessard, the Company’s Chief Banking Officer, entered into an Amended Employment Agreement dated January 1, 2007, which replaced in its entirety a pre-existing employment agreement between the Company and Ms. Lessard dated May 5, 2005. The Amended Employment Agreement (i) has an initial term beginning on January 1, 2007 and ending on December 31, 2008, which in 2008 automatically renewed for an additional two-year term continuing through December 31, 2010; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Leigh C. Keogh. The Company and Leigh C. Keogh, the Company’s Chief Lending Officer, entered into an Amended Employment Agreement dated January 1, 2007, which replaced in its entirety a pre-existing employment agreement between the Company and Mr. Keogh dated May 5, 2005. The Amended Employment Agreement (i) has an initial term beginning on January 1, 2007 and ending on December 31, 2008, which in 2007 automatically renewed for an additional two-year term continuing through December 31, 2010; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Change in Control Payments

Mr. Ives’ Employment Agreement also provides for certain payments to Mr. Ives in the following events of termination of his employment: (i) Mr. Ives will continue to receive his base salary for the remainder of the term of his agreement following his termination by the Company without “cause” (as defined in the agreement), except for termination without cause following a “change of control” (as defined in the agreement), together with payment for all accrued and unused vacation and sick leave; (ii) Mr. Ives will continue to receive his base salary for the remainder of the term of his agreement following his termination for “good reason” (as defined in the agreement), except for termination for good reason within 12 months after a “change in control”; (iii) if within 12 months after a change of control Mr. Ives’ employment is terminated without cause or Mr. Ives resigns, Mr. Ives will receive a lump-sum payment equal to the greater of (a) his base salary payable over the remainder of the term of his agreement or (b) 2.99 times his average annual compensation (includable in gross income for federal tax purposes) over the five years prior to the change of control, together with payment for all accrued and unused vacation and sick leave and an additional “gross-up” payment to compensate Mr. Ives for any excise tax payable on such severance payments; and (iv) in the event of Mr. Ives’ death, Mr. Ives’ estate will receive one month’s base salary together with payment for all accrued and unused vacation and sick leave.

The Employment Agreements for each of Mr. Guthrie, Ms. Lessard and Mr. Keogh also provide for certain payments to the applicable executive in the following events of termination of employment: (i) the executive will continue to receive his or her base salary for 12 months following termination by the Company without “cause” (as defined in the agreements), except for termination without cause following a “change of control” (as defined in the agreements), together with payment for all accrued and unused vacation and sick leave; (ii) the executive will continue to receive his or her base salary for 12 months following termination for “good reason” (as defined in the agreements), except for termination for good reason following a “change in control”; (iii) following a change of control, the term of the executive’s agreement will automatically be extended for two additional years, and if during the term of the agreement (as extended) his or her employment is terminated without cause or he or she resigns, the executive will receive a lump-sum payment equal to 18 months’ base salary (in the case of Mr. Guthrie) or 12 months’ base salary (in the case of Ms. Lessard and Mr. Keogh) then in effect (or, if greater, in effect immediately prior to the change of control), together with payment for all accrued and unused vacation and sick leave; and (iv) in the event of the executive’s death, his or her estate will receive one month’s base salary together with payment for all accrued and unused vacation and sick leave.

Stock Option and Employee Benefit Plans

Stock Option Plans. The Company maintains the Heritage Bankshares, Inc. 1987 Stock Option Plan and the Heritage Bankshares, Inc. 1999 Stock Option Plan (collectively, the “Old Stock Option Plans”) for the benefit of employees and nonemployee directors. Of the 480,000 shares authorized for option grants under the Old Stock Option Plans, 440,000 shares were authorized for grants to employees and 40,000 shares were authorized for grants to nonemployee directors. Concurrently with its approval of the New Plan (described below), the Board of Directors terminated the Company’s ability to issue new awards under the Old Stock Option Plans.

In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan (“New Plan”), which authorizes the grant of stock options, stock appreciation rights, restricted stock and certain other equity awards with respect to the Company’s common stock. The maximum number of shares of the Company’s common stock that may be issued under the New Plan is 250,000. The shares issued may be authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources for use under the New Plan. The Board of Directors may approve the grant of nonstatutory stock options and options qualifying as incentive stock options. The option price of either a nonstatutory stock option or an incentive stock option will be the fair market value of the Company’s common stock on the date of grant. Prior to January 28, 2009, “Fair Market Value” was defined under the New Plan generally as the weighted average (based on daily trading volume) during the thirty (30) day period next preceding the date of grant of the “last sale” prices of a share of the Company’s common stock on the five (5) days nearest preceding the date of grant on which at least 300 shares were traded. On January 28, 2009, the Board of Directors amended the definition of “Fair Market Value” under the New Plan to consist of the following: (i) the closing price of a share of the Company’s common stock on the OTC Bulletin Board on the grant date of the applicable award, if the grant date is a trading day; or (ii) if shares of the Company’s common stock are not traded on the grant date of the applicable award, then the closing price of a share of common stock on the OTC Bulletin Board on the next preceding date on which a trade occurred; or (iii) if (i) and (ii) are inapplicable, the fair market value as determined in good faith by the Board.

Deferred Compensation Plan. In 1985, the Company entered into a deferred compensation and retirement arrangement with certain directors and subsequently with one officer. (As described above, one current director of the Company, Stephen A. Johnsen, is a participant in the deferred compensation plan.) The Company’s policy is to accrue the present value of estimated amounts to be paid under the contracts over the required service period to the date the participant is fully eligible to receive the benefit. At December 31, 2008 and 2007, the Company’s other liabilities included $669,222 and $707,059, respectively, related to the deferred compensation plan. Compensation expense related to the plan was $29,692 and $36,919 for the years ended December 31, 2008 and 2007, respectively.

Employee Stock Ownership Plan. The Board of Directors adopted an Employees’ Stock Ownership Plan (the “ESOP”) effective January 1, 1998. The ESOP covers substantially all employees after they have met eligibility requirements, and funds contributed to the ESOP are used to purchase outstanding common stock. Dividends received by the ESOP are used for administrative expenses of the plan. At December 31, 2007, the ESOP owned 10,271 shares. There were no stock purchases for the year ended December 31, 2008, and no shares were distributed to terminated employees in 2008, thus the ESOP owned 10,271 shares at December 31, 2008. At December 31, 2008, the fair market value of the total shares held by the ESOP equaled $82,168.

401k Retirement Program. Effective January 1, 1993, the Board of Directors adopted a Retirement Program (the “401K Plan”). Eligible employees who have completed the required months of service are eligible to participate in and make contributions to the 401K Plan. The Company makes employer matching contributions. The Company expensed $95,657 and $134,673 for the years ended December 31, 2008 and 2007, respectively, in respect of the 401K Plan.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s Audit Committee has appointed, and the Board of Directors has ratified the appointment of, Elliott Davis LLC as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2009, and the Board of Directors desires that such appointment be ratified by the Company’s shareholders at the Annual Meeting.

Although the Company’s Bylaws do not require the appointment of the independent registered public accountants to be submitted to the shareholders for ratification, the Board of Directors believes it is appropriate to give shareholders the opportunity to ratify the Audit Committee’s selection of Elliott Davis LLC. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but if the shareholders fail to ratify the independent registered public accountants selected by the Audit Committee, the Audit Committee may reconsider its selection.

A representative of Elliott Davis LLC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

Fees of Independent Auditors

The following table shows the fees for professional services provided to the Company by its independent registered public accounting firm, Elliott Davis LLC, for the fiscal years ended December 31, 2008 and December 31, 2007:

	Year Ended December 31
	2008	2007
Audit Fees	$50,200	$47,100

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	3,711	9,059

Total Fees	$53,911	$56,159

Audit Fees. These are fees billed for professional services rendered by the independent registered public accounting firm for audits of the Company’s consolidated financial statements, for reviews of the financial statements included in the Company’s 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. These are fees that are billed by the independent registered public accounting firm for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees.

Tax Fees. These are fees billed for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice and tax planning.

All Other Fees. These are fees billed for products and services provided by the independent registered public accounting firm, other than for services reported above. The fees were billed for accounting consultation services provided in connection with interpretations of various accounting pronouncements as to their possible impact on the Company, as well as other accounting consultation services.

Audit Committee Administration Pre-Approval Policies and Procedures.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. Generally, services are pre-approved by the Audit Committee through its annual review of the engagement letter. Subsequently, as the need for additional services arises, detailed information regarding the specific audit, audit-related, tax and permissible non-audit services are submitted to the Audit Committee for its review and approval prior to the provision of such services. In the event that the Audit Committee cannot meet prior to the provision of such services, the Audit Committee has delegated to its Chair the authority to pre-approve such services. All such pre-approvals are then reported to the Audit Committee at its next meeting. All audit related services, tax services and other services (in each case, if any) provided in 2008 and 2007 were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis LLC in 2008 and 2007 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE

PROPOSAL TO RATIFY ELLIOTT DAVIS LLC AS THE COMPANY’S INDEPENDENT AUDITOR FOR

THE YEAR ENDING DECEMBER 31, 2009.

PROPOSAL THREE

APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Proposed Amendment

Our Board of Directors has approved, subject to receiving shareholder approval, an amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of our Common Stock from 3,000,000 to 6,000,000. Note: If our shareholders approve both this Proposal Three regarding the increase in our authorized Common Stock and Proposal Four regarding the authorization of a class of preferred stock, the amendment to increase our authorized Common Stock contemplated under this Proposal Three will be included within, and effected by, the Amended and Restated Articles of Incorporation contemplated under Proposal Four below.

Reasons for Amendment

The Company’s Articles of Incorporation currently authorize the issuance of up to 3,000,000 shares of Common Stock, $5.00 par value. As of the Record Date, 2,279,252 shares of Common Stock were issued and outstanding and 295,000 shares of Common Stock were subject to currently outstanding stock options, leaving less than 430,000 shares of Common Stock available for other uses. The Board of Directors is proposing to increase the number of authorized shares of Common Stock from 3,000,000 to 6,000,000.

The Board of Directors believes that the current number of authorized shares of Common Stock does not afford the Company flexibility to issue stock for acquisitions or for general corporate purposes to the degree that we deem reasonable and appropriate. In particular, if the Board determines that it would be appropriate to undertake an acquisition through the exchange of common stock, conduct a stock offering or declare a stock dividend or split, the current number of unissued authorized shares might not be sufficient to complete such transaction. Although we currently have no plans for acquisitions, stock offerings, dividends or splits, nor do we guarantee that any such transactions will occur, the Board believes that the proposed increase in the number of authorized shares of Common Stock will provide the Company with the flexibility necessary for future such transactions or for other corporate purposes, without incurring the significant expense of convening a special shareholders’ meeting or the delay of waiting until the next annual meeting to consider an increase in authorized Common Stock.

If the number of authorized shares of Common Stock are increased, all authorized but unissued shares of Common Stock will be available for issuance from time to time for any proper purpose approved by the Board and without further shareholder action (subject to other applicable legal and regulatory requirements), including issuances in connection with stock-based benefit plans, issuances to raise capital or effect acquisitions and future stock splits or dividends. The Board does not currently have any arrangements, agreements or understandings with respect to the issuance or use of the additional shares of authorized Common Stock sought to be approved under the amendment to our Articles of Incorporation, other than issuances permitted or required in respect of awards made under the Company’s stock-based benefit plans.

Effects of the Amendment on the Rights of Holders of Common Stock

Our shareholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that we may issue in the future. Accordingly, future issuances of Common Stock (other than pro rata issuances to all shareholders) would reduce each existing shareholder’s proportionate interest in the Company and dilute the voting power and equity interest in the Company of all of our existing shareholders. Please also see “Potential Anti-Takeover Effects of the Amendments” on page 33 below.

Required Vote

The affirmative vote of the holders of more than two-thirds of all of the votes entitled to be cast at the Annual Meeting is required for approval of the proposed amendment to our Articles of Incorporation to increase our authorized shares of Common Stock. Accordingly, abstentions will have the effect of votes AGAINST this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE

PROPOSED AMENDMENT OF OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF

SHARES OF AUTHORIZED COMMON STOCK.

PROPOSAL FOUR

APPROVAL OF AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

TO AUTHORIZE PREFERRED STOCK

The Proposed Amendment

Our Board of Directors has approved, subject to receiving shareholder approval, an amendment and restatement of the Company’s Articles of Incorporation to authorize of the issuance of up to 1,000,000 shares of preferred stock, no par value (the “Preferred Stock”). Note: The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects several provisions of the Articles, but each of those changes is being proposed for the purpose of authorizing the Preferred Stock or deleting an obsolete provision; furthermore, if our shareholders approve both Proposal Three above regarding the increase in our authorized Common Stock and this Proposal Four regarding the authorization of the Preferred Stock, the amendment to increase our authorized Common Stock contemplated under Proposal Three will be included with, and effected by, the Amended and Restated Articles of Incorporation contemplated under this Proposal Four. A copy of the Amended and Restated Articles of Incorporation is attached to this Proxy Statement as Appendix A (the Appendix is “blacklined” to reflect the changes to our existing Articles of Incorporation that would result from the proposed amendment and restatement).

Reasons for Amendment

The Articles of Incorporation currently authorize only Common Stock. The proposed amendment and restatement of our Articles of Incorporation will authorize the Preferred Stock and vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine by resolution the preferences, rights and limitations of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because of the flexibility they afford a board of directors with respect to the terms of the preferred stock that may be issued from time to time. If our Articles of Incorporation are amended to authorize the Preferred Stock, the authority of the Board of Directors with respect to each series of Preferred Stock issued would include, without limitation, the ability to determine the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional or limited, (f) whether the shares will be convertible or exchangeable into other securities, and the rates thereof, if any, (g) any limitations on the payment of dividends on “junior” stock while any series is outstanding, and (h) any other preferences, limitations or rights that are permitted by law and are not inconsistent with our Articles of Incorporation.

Pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which was established to provide up to $700 billion to the United States Department of the Treasury (the “Treasury”) to, among other things, take equity positions in qualified financial institutions, the Treasury has established the TARP Capital Purchase Program (the “Capital Purchase Program”) as a means to facilitate such equity investments. The Capital Purchase Program is intended to encourage U.S. financial institutions to build capital and thereby increase the flow of financing to businesses and consumers. The Capital Purchase Program was subsequently amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), signed into law on February 17, 2009.

As described in greater detail below, the Company is considering participating in the Capital Purchase Program. To participate in the Capital Purchase Program, however, we must be authorized to issue Preferred Stock. If the proposal to amend and restate our Articles of Incorporation to authorize the Preferred Stock is not approved by our shareholders, we will be unable to participate in the Capital Purchase Program because we will not be authorized to sell the Treasury the securities they require to invest in the Company. Note: Please see the “Important Note Regarding the Program” below, regarding the Company’s potential participation in the Capital Purchase Program.

Regardless of whether we ultimately participate in the Capital Purchase Program, the Board of Directors believes that the authorization of Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue between 1,900 and 5,700 shares of Preferred Stock to the Treasury if we do in fact participate in the Capital Purchase Program, leaving a minimum of 994,300 shares of Preferred Stock authorized for issuance in other circumstances. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances and capital-raising transactions and for other corporate purposes. Having the authority to issue Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders, or waiting until the next annual meeting, to authorize such preferred stock. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and our shareholders.

The Board does not have any plans for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the Treasury to the extent the Company participates in the Capital Purchase Program. Regardless of whether the Company ultimately issues Preferred Stock under the Capital Purchase Program, however, the Board believes that approval of the proposed amendment to the Articles of Incorporation to authorize the Preferred Stock is in our best interests for the reasons described above.

The Company’s Application for the Capital Purchase Program

On October 14, 2008, the Treasury announced the initial terms for participation in the Capital Purchase Program (the “Public Terms”). On November 17, 2008, the Treasury issued another set of terms under the Capital Purchase Program, designed to address certain difficulties that privately-held companies would have complying with the Public Terms (the “Private Terms”). In effect, this modification separated Capital Purchase Program applicants into groups based upon whether such applicants were “publicly traded” or “non-publicly traded”; specifically, the Private Terms are intended to apply to those companies not considered to be publicly traded.

For purposes of the Capital Purchase Program, the Treasury defined the term “publicly traded” as a company (1) the securities of which are traded on a national securities exchange and (2) which is required to file, under federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission (“SEC”) or its primary federal bank regulator. The term “national securities exchange” is not specifically defined for purposes of the Capital Purchase Program, but it is generally considered to include only securities exchanges registered as such with the SEC, such as the NASDAQ Stock Market and the New York Stock Exchange.

On November 14, 2008, we filed an application to participate in the Capital Purchase Program seeking investment of $5.7 million, the maximum available to the Company under both the Public Terms and the Private Terms. The Company has historically maintained capital ratios in excess of those required to be considered well-capitalized under applicable banking regulations. The Board nonetheless believed it was prudent for the Company to apply for capital available under, and consider participation in, the Capital Purchase Program because (i) the cost of capital under the Program may be significantly lower than the cost of capital otherwise currently available, and (ii) despite being well-capitalized, additional capital received if we participate in the Program would provide the Company and the Bank additional flexibility to meet future capital needs that may arise.

On January 23, 2009, we received preliminary approval from the Treasury for the $5.7 million investment. Though we are a public company and file periodic reports with the SEC in accordance with applicable federal securities laws, our shares are traded on the OTC Bulletin Board and not on a “national securities exchange”. As a result, the Company is eligible to participate in the Capital Purchase Program under either the Public Terms or the Private Terms.

Our Board determined that the Private Terms are more advantageous to and appropriate for the Company if it participates in the Capital Purchase Program. As a result, we are providing in this Proxy Statement information regarding only the Private Terms, together with pro forma presentations reflecting a Treasury investment under such terms. These presentations contemplate, based upon the information available to us as of the date of this Proxy Statement, the terms under which the Treasury’s investment for the approved amount of $5.7 million may be consummated under the Capital Purchase Program. It is possible that any investment in the Company by the Treasury pursuant to the Capital Purchase Program could be on terms that differ from those described below. It is also possible that we ultimately will not participate in any manner under the Capital Purchase Program.

Important Note Regarding the Program

As described above, we have received preliminary approval to participate in the Capital Purchase Program in the amount of $5.7 million. This preliminary approval, however, is subject to closing conditions, including obtaining shareholder approval to authorize the Preferred Stock, and to final approval from the Treasury. Furthermore, participation in the Capital Purchase Program is voluntary, and we may elect not to participate even if our shareholders approve the proposed amendment and restatement of our Articles of Incorporation to authorize the Preferred Stock and we receive final approval from the Treasury. Rather, the Board of Directors believes that it is in the Company’s best interests to authorize the Preferred Stock to preserve our option to participate in the Capital Purchase Program, as well as to provide flexibility for the other purposes described above under “Reasons for Amendment – Authorization of Preferred Stock”.

Furthermore, the Treasury guarantees the availability of funds for investment in approved financial institutions for only thirty (30) days following preliminary approval of their participation in the Capital Purchase Program. Accordingly, even if our shareholders approve the authorization of Preferred Stock and our Board of Directors determines to proceed under the Capital Purchase Program, there is no guarantee that at that time the Treasury will have sufficient funds or otherwise be willing and able to complete an investment transaction with the Company under the Program.

In light of the matters described above, as well as other circumstances that may arise after the date of this Proxy Statement and affect our willingness or ability to participate in the Capital Purchase Program, we feel it is important to note that (i) there can be no assurance that the Company will elect to participate in the Program or that we will be able to consummate a transaction under the Program if we do elect to participate, even if our shareholders approve the amendment and restatement of our Articles of Incorporation to authorize the Preferred Stock, and (ii) thus the receipt of any proceeds by the Company from a sale of securities to the Treasury is not guaranteed and any estimate of such proceeds set forth in this Proxy Statement is likewise not guaranteed. Nonetheless, for all of the reasons stated above under “Reasons for Amendment”, the Board of Directors believes the amendment and restatement of our Articles of Incorporation is in the best interests of the Company and its shareholders and recommends that our shareholders approve Proposal Four regarding such amendment and restatement.

Terms of the Capital Purchase Program

If we participate in the Capital Purchase Program, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Capital Purchase Program, eligible institutions generally were permitted to apply to issue Senior Preferred to the Treasury in aggregate amounts of between 1% and 3% of the institution’s risk-weighted assets. In our case, this permitted us to apply for an investment by the Treasury of between approximately $1.9 million and $5.7 million. As mentioned, on January 23, 2009, we received preliminary approval to participate in the Program for the maximum investment amount of $5.7 million. If our shareholders approve the proposal to amend and restate the Articles of Incorporation to authorize the Preferred Stock and if we consummate an investment transaction with the Treasury under the Capital Purchase Program, we would issue 5,700 shares of Senior Preferred to the Treasury, in accordance with the terms summarized below. For more information regarding the Capital Purchase Program and the terms of the Senior Preferred, including copies of the Term Sheet and form transaction documents for investments under the Private Terms, please see the Treasury’s website at http://www.treas.gov/initiatives/eesa/.

Ranking. If issued, the Senior Preferred would rank senior to Common Stock and at an equal level in our capital structure with any other preferred shares, other than preferred shares that by their terms rank junior to any other preferred shares.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for bank regulatory purposes.

Dividends. If issued, the Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. If issued, the Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. As of a result of amendments contained in the ARRA, we may redeem the Senior Preferred, if issued, in whole or in part (subject to a minimum redemption amount of 25% of the original aggregate issue price of the Senior Preferred), at our option, from any source of funds. Any such redemption must be approved by our primary banking regulator, the Federal Reserve, and would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for prior periods, plus the pro rata portion of the dividend for the then-current period. Holders of the Senior Preferred would have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. If issued, the Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction that would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred, if issued, are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred would have the right to elect two directors. Our Board of Directors currently consists of fifteen members. If we participate in the Capital Purchase Program and do not pay dividends on the Senior Preferred for six dividend periods, we would have to expand our Board of Directors to accommodate the new appointments to it. The right to elect directors would end when dividends have been paid in full for all prior periods.

Transferability. If issued, the Senior Preferred would not be subject to any contractual restrictions on transferability, and the Treasury thus could transfer the Senior Preferred to third parties at any time. The Private Terms also indicate that participating companies that are subject to public company reporting requirements (such as the Company) would be obligated to file a “shelf registration” statement under the Securities Act of 1933, as amended, for the Senior Preferred as promptly as practical after issuance to the Treasury. However, the form of definitive investment documents under the Private Terms provide that, if the participating company is not eligible to file a registration statement on Form S-3, then the company is not obligated to file a shelf registration statement for the Senior Preferred unless and until requested to do so by the Treasury or a transferee of the Senior Preferred. The Company currently is not eligible to use Form S-3 for registration of its securities. Accordingly, if we participate in the Capital Purchase Program, we would not be required to register the Senior Preferred until such time (if at all) as we are requested to do so by the Treasury or a transferee of the Senior Preferred.

Executive Compensation. If we participate in the Capital Purchase Program, we would be required to comply with the Treasury’s standards for executive compensation, which were amended by the ARRA, for as long as the Treasury holds the Senior Preferred or Warrant Preferred (described below), including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•

requiring “clawbacks” of any bonus, retention award or incentive compensation paid to certain employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibiting “golden parachute payments” to certain employees;

•

not paying or accruing any bonus, retention award or incentive compensation to our most highly-compensated employee, except for certain awards of long-term restricted stock or bonus payments required to be paid under a written employment contract executed on or before February 11, 2009;

•	ensuring that our compensation plans do not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of our employees; and

•	agreeing not to deduct for tax purposes compensation paid to any senior executive in excess of $500,000 in any one fiscal year.

If we participate in the Capital Purchase Program, then prior to entering into definitive documentation in respect of the investment, we would review our compensation plans and contracts and make any modifications or amendments necessary to comply with the applicable standards for executive compensation. We note that these standards for executive compensation are subject to modification by the Treasury from time to time; accordingly, if we participate in the Capital Purchase Program, we would be required to continually assess our compensation plans and contracts with our personnel to ensure continued compliance.

Related Party Transactions. For so long as the Treasury holds any Senior Preferred, neither the Company nor the Bank would be permitted to enter into any transactions with related persons unless such transactions are on terms no less favorable to the Company or the Bank than could be obtained from an unaffiliated third party and have been approved by the Audit Committee or a comparable body of the Board of Directors.

Warrants. Companies participating in the Capital Purchase Program under the Private Terms must also issue to the Treasury warrants to purchase additional shares of preferred stock with an aggregate liquidation preference equal to 5% of the Senior Preferred purchased outright by the Treasury (the “Warrant Preferred”). The warrants will have an exercise price of $0.01, and the Treasury has indicated that it intends to immediately exercise the warrants and acquire the Warrant Preferred. Accordingly, if we participate in the Capital Purchase Program and the Treasury invests the $5.7 million for which we have received preliminary approval (and thus receives 5,700 shares of Senior Preferred), we would issue to the Treasury a total of 285 shares of Warrant Preferred. If issued, the Warrant Preferred would have the same rights, preferences, privileges, voting rights and other terms as the Senior Preferred purchased by the Treasury, except that (i) the Warrant Preferred would pay dividends at a flat, 9% annual rate, and (ii) the Warrant Preferred may not be redeemed until after all of the Senior Preferred that the Treasury held has been redeemed.

Possible Additional Regulation. The Treasury has released a standard form Securities Purchase Agreement with respect to participation in the Capital Purchase Program under the Private Terms, which describes the terms of a participant’s agreement to issue the Senior Preferred and Warrant Preferred and fulfill other requirements in exchange for the Treasury’s investment under the Program. Section 5.3 of the Securities Purchase Agreement provides that the Treasury “may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the Signing Date in applicable federal statutes.” We cannot predict what amendments, if any, Congress may require to the Securities Purchase Agreement at a future date.

In addition, the ARRA, which was signed into law on February 17, 2009, provides that the Treasury and the SEC will issue rules and regulations to implement the new law. If we participate in the Capital Purchase Program, it is possible that these new rules and regulations may be issued after we enter into definitive investment documentation and consummate a transaction with the Treasury, and at this time we cannot predict what effect – if any – any such new rules and regulations would have on a potential investment in the Company by the Treasury.

Finally, the above description of the “Terms of the Capital Purchase Program” is based on the Private Terms and the form of transaction documents issued by the Treasury to date in respect of participation in the Program under the Private Terms. The above description does not address any changes to the terms of participation, if any, that may subsequently be required, and at this time we cannot predict what effect – if any – any such changes would have on a potential transaction with the Treasury.

Note: Please see “Important Note Regarding the Program” above, regarding the Company’s potential participation in the Capital Purchase Program.

Effects of the Amendment on the Rights of Holders of Common Stock

The Capital Purchase Program

Based on the information available to us at this time, if we participate in the Capital Purchase Program, the following would be the primary effects on our holders of Common Stock from the issuance of Senior Preferred to the Treasury:

Ranking. If issued, the Senior Preferred would rank senior to Common Stock and at an equal level in our capital structure with any other preferred shares, other than preferred shares which by their terms rank junior to any other preferred shares.

Restrictions on Dividends. For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on Common Stock, nor may we repurchase or redeem any Common Stock, unless we are current in our dividend payments for the Senior Preferred. In addition, we would need the Treasury to consent to any increase in the per share dividend amount on our Common Stock until the third anniversary of the date of the Senior Preferred investment unless, prior to such third anniversary, all of the Senior Preferred is redeemed by the Company or transferred by the Treasury to third parties.

Repurchases. If the Senior Preferred is issued, the Treasury’s consent would also be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of the original investment, unless prior to such third anniversary all of the Senior Preferred is redeemed by the Company or transferred by the Treasury to third parties. In addition, repurchases of Common Stock and other shares of capital stock would be prohibited if prohibited as described under “Restrictions on Dividends” above.

Voting rights. If issued, the Senior Preferred would be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program – Voting Rights” above.

Future Issuance of Preferred Stock

We are unable to determine the effects of any other future issuance of a series of Preferred Stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include, among other things: (i) restrictions on the payment of dividends to holders of our Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our Common Stock if the Preferred Stock is convertible into Common Stock; and (iv) restrictions on any distribution of assets to the holders of our Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock. See also “Potential Anti-Takeover Effects of the Amendments” on page 33 below.

Pro Forma Financial Information

If we participate in the Capital Purchase Program, the primary effect of the Treasury’s investment would be to increase our capital. We do not believe, however, that participating in the Capital Purchase Program would have a material effect on our financial statements. The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to the Company’s historical financial statements for the year ended December 31, 2008. The key assumptions in the following pro forma statements include the following:

•	the issuance of Preferred Stock for $5.7 million, the amount for which we have received preliminary approval under the Capital Purchase Program;

•	the issuances of warrants to purchase Warrant Preferred having an aggregate liquidation preference of 5% of the Preferred Stock issued, or $285,000, under the Capital Purchase Program; and

•	the investment of the proceeds in earning assets.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of December 31, 2008. We also present an unaudited pro forma condensed consolidated income statement for the year ended December 31, 2008. The pro forma financial data may change materially based on the timing and utilization of any proceeds received from the Treasury, if any, as well as certain other factors, including the discount rate used to determine the fair value of the Preferred Stock and the Warrant Preferred. This information should be read in conjunction with the Company’s audited financial statements and the related notes as filed as part of its Annual Report on Form 10-K for the year ended December 31, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of the financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received at the dates indicated, and is not necessarily indicative of the financial position or results of operations that would be achieved in the future if we complete a transaction under the Capital Purchase Program. Rather, we have included the following unaudited pro forma consolidated financial data solely to provide shareholders with information that may be useful for purposes of evaluating the proposal to amend and restate the Company’s Articles of Incorporation to authorize the Preferred Stock. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008. Furthermore, as described in greater detail above under “Important Note Regarding Participation in the Program”, participation in the

Capital Purchase Program is voluntary, and we may elect not to proceed even if our shareholders approve the authorization of Preferred Stock and we receive final approval from the Treasury; moreover, even if our shareholders approve the authorization of Preferred Stock and our Board determines to proceed under the Program, there is no guarantee that at that time the Treasury will have sufficient funds or otherwise be willing and able to complete a transaction with the Company under the Program.

Balance Sheet Data:

(in thousands)

	Actual (1) December 31, 2008	Adjustments (Unaudited)	Pro Forma (2) December 31, 2008 (Unaudited)
ASSETS
Cash and due from banks	$13,418	$—	$13,418
Securities and other interest earning assets (3)	60,743	5,630	66,373
Loans, net	176,562	—	176,562
Other assets	14,771	—	14,771

Total Assets	$265,494	$5,630	$271,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$215,782	$—	$215,782
Borrowed funds	6,248	—	6,248
Other liabilities	17,578	—	17,578

Total Liabilities	239,608	—	239,608

Stockholders’ Equity
Senior preferred stock (3)	—	5,700	5,700
Common stock	11,396	—	11,396
Warrant preferred stock (4)	—	285	285
Premium on warrant preferred stock (4)(5)	—	60	60
Discount on senior preferred stock (4)(5)	—	(345)	(345)
Additional paid-in capital (3)	6,330	(70)	6,260
Retained earnings	7,486	—	7,486
Accumulated comprehensive income (loss)	674	—	674

Total Stockholders’ Equity	25,886	5,630	31,516

Total Liability and Stockholders’ Equity	$265,494	$5,630	$271,124

(1)	Derived from audited financial statements.
(2)	The balance sheet data gives effect to the Senior Preferred as of the balance sheet date.
(3)	The pro forma financial information reflects the issuance of $5,700,000 of Senior Preferred under the Capital Purchase Program. The proceeds, net of approximately $70,000 of issuance costs, are assumed to be initially invested in mortgage backed investments guaranteed by FNMA and/or FHLMC. The pro forma balance of Senior Preferred also includes $285,000 of Warrant Preferred resulting from the exercise of warrants under the Capital Purchase Program, yielding negligible cash proceeds.
(4)	The carrying values of the Senior Preferred and the Warrant Preferred are determined based on their relative fair values at issue date. Those fair values were estimated using a market rate of 12%.

(5)	Under the Private Terms for participation in the Capital Purchase Program, we will be required to issue to the Treasury a warrant to acquire additional preferred shares equal to 5% of the amount of the Senior Preferred purchased by Treasury in its initial investment. The warrant is exercisable at $.01 per share, which would generate essentially no cash proceeds to the Company. The Private Terms also provide that the warrant is exercisable immediately upon issuance of the Senior Preferred and the Treasury has indicated its intent to exercise such warrant immediately following issuance. The Warrant Preferred carries a dividend rate of 9% from the date of issuance, which differs from the dividend on the Senior Preferred of 5% for the first five years and then 9% thereafter. Assuming the issuance of $5.7 million of Senior Preferred, a warrant for an additional $285,000 of Warrant Preferred would be issued and exercised immediately with essentially no additional proceeds to the Company upon exercise. As a result of these transactions, we would record the Senior Preferred shares at their redemption value of $5.7 million, additional Warrant Preferred shares issuable upon the exercise of the warrant at $285,000, a discount of $345,000 on the Senior Preferred and a premium of $60,000 related to the Warrant Preferred. This issuance results in an initial increase in equity of $5.6 million, representing the $5.7 million cash proceeds from issuance of the Senior Preferred less an estimated $70,000 in issuance costs. The accretion of the discount resulting from the issuance of the Senior Preferred would be over five years, using the effective yield method, and would be recorded as an increase in dividends on the Senior Preferred and corresponding decrease in net income available to common stockholders. The amortization of the premium resulting from the issuance of the Warrant Preferred would be over five years, using the effective yield method, and would be recorded as a decrease in dividends on the Senior Preferred and corresponding increase in net income available to common stockholders.

Income Statement Data:

(in thousands)

	Actual (1) Twelve Months Ended December 31, 2008	Adjustments (Unaudited)	Pro Forma (2) Twelve Months Ended December 31, 2008 (Unaudited)
Total interest income (2)	$11,741	$133	$11,874
Total interest expense	3,712	—	3,712

Net interest income	8,029	133	8,162
Provision for loan losses	453	—	453

Net interest income after provision for loan losses	7,576	133	7,709
Total noninterest income	1,448	—	1,448
Total noninterest expense	7,945	—	7,945

Income before income taxes	1,079	133	1,212
Income tax expense (2)	391	45	436

Net income	$688	$88	$776

Dividend on senior preferred stock		(285)	(285)
Amortization of discount on senior preferred stock		(60)	(60)

Effective dividend on senior preferred stock (4)		(345)	(345)

Dividend on warrant preferred stock		(26)	(26)
Accretion of premium on warrant preferred stock		11	11

Effective dividend on warrant preferred stock (4)		(15)	(15)

Net income available to common stockholders		$(272)	$416

Earnings per share
Basic	$0.30	$(0.12)	$0.18
Diluted	$0.30	$(0.12)	$0.18
Average basic shares outstanding	2,278,849	2,278,849	2,278,849
Average diluted shares outstanding	2,294,320	2,294,320	2,294,320

(1)	Derived from audited financial statements. The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The proceeds received from the Senior Preferred, less issuance costs, are assumed to be initially invested at the beginning of the period in mortgage backed securities guaranteed by FNMA and/or FHLMC at a average yield of 2.37%. An incremental tax rate of 34% was assumed. Subsequent redeployment of the proceeds is anticipated but the timing of such redeployment is uncertain.
(4)	The effective yield on the Senior Preferred includes accretion of the discount over a five year period using the effective yield method, with an effective yield of approximately 6.5%, and dividends on the Senior Preferred shares at 5%. The effective dividend on the Warrant Preferred includes amortization of the premium over a five year period using the effective yield method, with an effective yield of approximately 4.3%, and dividends on Warrant Preferred at 9%. The estimated accretion and amortization are based on a number of assumptions that are subject to change, primarily the discount rate (market rate at issuance) on the Senior Preferred and Warrant Preferred of 12%.

Capital Ratio Pro Forma

In addition to the pro forma condensed financial data presented above, the following table shows the Company’s historical regulatory capital ratios as of December 31, 2008, as well as pro forma ratios for an investment of $5.7 million under the Capital Purchase Program as if such investment had been made as of December 31, 2008.

Regulatory Capital Ratios	December 31, 2008 Actual	Pro Forma as of December 31, 2008 Assuming Sale of $5.7 Million of Senior Preferred Pursuant to the Program
Tier I Leverage Ratio	10.13%	12.12%

Tier I Risk Based Ratio	12.61%	15.34%

Total Risk Based Ratio	13.43%	16.16%

Potential Anti-Takeover Effects of the Amendments

The amendments of our Articles of Incorporation to increase our authorized Common Stock and to authorize the Preferred Stock, as proposed, could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting stock issuances that would dilute the ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors, without the need for shareholder approval, to cause the Company to issue substantial amounts of Common Stock and/or to establish the rights of, and to cause the Company to issue, substantial amounts of Preferred Stock upon such terms and conditions, and having such rights, privileges and preferences, as our Board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the ownership of holders of Common Stock seeking to obtain control of the Company, thereby making an attempt to acquire control of the Company more difficult or expensive. In addition, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, any Preferred Stock that may be issued in the future; further, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, the issuance of Common Stock and/or Preferred Stock may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of Common Stock or Preferred Stock, however, would require approval by our Board of Directors, each member of which is bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. Neither the Board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of the Company, and we are not presenting the proposed amendments of our Articles of Incorporation to increase our authorized Common Stock and to authorize the Preferred Stock with the intent that they be used as anti-takeover devices. At this time, the only issuance of Common Stock contemplated by the Board of Directors is to employees of the Company and the Bank under stock-based compensation plans. Furthermore, the Board of Directors has no present intention of issuing any Preferred Stock for any defensive or anti-takeover purpose with features specifically intended to make any attempted acquisition of the Company more difficult or costly. At this time, the only issuance of Preferred Stock contemplated by the Board of Directors is to the Treasury pursuant to the Capital Purchase Program, if we consummate an investment transaction under the Program, which transaction would be solely for capital raising purposes.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Classified Board of Directors. Our Bylaws currently provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually. In addition, the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote is required to remove any member of our Board of Directors.

Special Voting Provisions. Our Articles of Incorporation currently provide that, unless the following actions have been approved by the Board of Directors, the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote is required to approve such actions:

•	any merger or consolidation with an Interested Shareholder (defined below);

•	any sale, lease, exchange, transfer or other disposition to or with any Interested Shareholder of all or substantially all of our assets;

•	the issuance or transfer by us of any of our securities to an Interested Shareholder that results in the acquisition of the control of the Company; and

•	the adoption of any plan or proposal for our liquidation or dissolution proposed by an Interested Shareholder.

For purposes of the actions described above, the term “Interested Stockholder” means a beneficial owner, directly or indirectly, of more than 5% of the voting power of our outstanding capital stock.

No Cumulative Voting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings. Our Bylaws prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 120 days prior to the month and day the Company’s proxy statement was released to our shareholders in connection with the previous year’s annual meeting of shareholders. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters.

Required Vote

The affirmative vote of the holders of more than two-thirds of all of the votes entitled to be cast at the Annual Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation to authorize the Preferred Stock. Accordingly, abstentions and broker non-votes will have the effect of votes AGAINST this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE

PROPOSED AMENDMENT AND RESTATEMENT OF OUR ARTICLES OF INCORPORATION TO

AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

PROPOSAL FIVE

ADJOURNMENT OF THE ANNUAL MEETING

General

If at the Annual Meeting the number of shares of our Common Stock present or represented and voting in favor of Proposal Four is insufficient to approve Proposal Four, regarding the amendment and restatement of our Articles of Incorporation to authorize the Preferred Stock, our Board of Directors may in its discretion move to adjourn the Annual Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Proposal Four. In that event, you will be asked to vote upon Proposal Five, adjournment of the Annual Meeting, and not Proposal Four.

In this Proposal Five, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Annual Meeting and any later adjournments. If our shareholders approve this Proposal Five, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to use additional time to solicit additional proxies in favor of Proposal Four, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal Four have been received, we could adjourn the Annual Meeting without a vote on Proposal Four and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal Four.

If the number of shares of Common Stock present or represented at the Annual Meeting and voting in favor of Proposal Four to authorize the Preferred Stock is insufficient to approve that proposal, the Board of Directors may determine that it is in the best interests of the shareholders to, for a limited period of time, adjourn the Annual Meeting to continue to seek to obtain a sufficient number of additional votes to approve Proposal Four. However, any decision to move to adjourn the meeting will be made by the Board of Directors in their discretion, thus even if Proposal Four is not approved by a sufficient number of votes at the Annual Meeting and this Proposal Five to adjourn the meeting is approved by our shareholders, our Board may nonetheless elect not to adjourn the Annual Meeting regarding Proposal Four.

Generally, if the Annual Meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Annual Meeting of the place, date and time to which the meeting is adjourned. However, if the Annual Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of votes cast on this proposal is required for approval of the proposal to adjourn the Annual Meeting. Accordingly, abstentions and broker-non votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO

ADJOURN THE ANNUAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF

PROXIES TO APPROVE PROPOSAL FOUR, REGARDING THE AMENDMENT AND RESTATEMENT OF

OUR ARTICLES OF INCORPORATION TO AUTHORIZE THE PREFERRED STOCK, IF NECESSARY.

SUBMISSION OF PROPOSALS FOR 2010 ANNUAL MEETING

Any shareholder who wishes to submit a proposal for consideration at the 2010 Annual Meeting of Shareholders, and who wishes to have such proposal included in the Company’s Proxy Statement for such meeting, must comply with SEC Rule 14a-8 and must have submitted the proposal in writing no later than December 30, 2009. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws. All such proposals or notifications shall be delivered to the Company’s executive offices at 150 Granby Street, Norfolk, Virginia 23510, Attn: Michael S. Ives, President and Chief Executive Officer.

WHERE YOU CAN FIND MORE INFORMATION

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q for fiscal quarters ended in 2008, excluding exhibits, may be obtained without charge by writing to our Chief Financial Officer, whose address is 150 Granby Street, Norfolk, Virginia 23510.

INCORPORATION OF FINANCIAL STATEMENTS

The following financial statements and other portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 26, 2009 (the “2008 Form 10-K”), are incorporated by reference herein:

•	financial statements and supplementary financial information of the Company appearing in Part II, Item 8, to the 2008 Form 10-K;

•	management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7, of the 2008 Form 10-K; and

•	changes and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 9, of the 2008 Form 10-K.

A copy of the 2008 Form 10-K is being delivered together with this Proxy Statement. See “Where You Can Find More Information” on how to request additional copies of this document.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, to the Annual Meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

By Order of the Board of Directors,

/s/ Michael S. Ives
Michael S. Ives, President and
Chief Executive Officer

Dated in Norfolk, Virginia and mailed

the 29th day of April, 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR

NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND

PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

APPENDIX A

AMENDED AND RESTATED ARTICLES

OF

INCORPORATION OF HERITAGE BANKSHARES, INC.

~~I hereby form a stock corporation under the provisions of Chapter I of Title 13.1 of the 1950 Code of Virginia, as amended, and to that end set forth the following:~~

1. The name of the corporation is: HERITAGE BANKSHARES, INC.

2. The purpose of the corporation is to engage business in as a bank holding company.

3. In addition, the corporation shall have the power to conduct any other business that is not prohibited by law or required to be stated in these articles.

4. (a) The aggregate number of shares which the corporation shall have the authority to issue and the par value per share are as follows:

Class	Number of Shares		Par Value~~-Shares~~
Common Stock	~~3,000,000~~6,000,000	[1]	$5.00
Preferred Stock	1,000,000		No Par

(b) Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof. Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment. All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences and limitations of shares within any one series may differ from those of shares within any other series.

[1]	Note: Authorized shares of Common Stock will be increased from 3,000,000 to 6,000,000 only if Proposal Three set forth in the Proxy Statement for the 2009 Annual Shareholder Meeting is approved.

5. All stockholders are hereby denied the preemptive right to acquire unissued shares of the corporation. Cumulative voting of shares is prohibited for all purposes.

6. ~~The initial registered office of the corporation is at 1400 Virginia National Bank Building in the City of Norfolk, Virginia, 23510. The initial registered agent at such address is Robert C. Stackhouse, who is a resident of Virginia, and an active member of the Virginia State Bar.~~Except as may be otherwise be provided in any articles of amendment adopted by the Board of Directors pursuant to Article 4 relating to the rights of holders of any series of Preferred Stock or as otherwise required by applicable law, the holders of Common Stock shall have, to the exclusion of the holders of any other class of stock of the corporation, the sole and full power to vote for the election of directors and for all other purposes without limitation.

~~7. Immediately prior to the first annual meeting of the stockholders, the directors shall be divided into three classes by the Board of Directors, each class to be as nearly equal in number as possible, and the term of office of directors of the first class elected at the first meeting of the stockholders shall expire at the second annual meeting of the stockholders, that of the second class of directors elected at the first annual meeting of the stockholders to expire at the third annual meeting of the stockholders, and that of the third class of directors elected at the first annual meeting of the stockholders to expire at the fourth annual meeting of the stockholders. At the second annual meeting of the stockholders and at each annual meeting thereafter the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting thereafter.~~

7. ~~8.~~ No director of the .corporation shall be removed from ~~his~~ office as a director except by the affirmative vote of the holders of eighty percent (80%) of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote generally in the election of directors.

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8. ~~9.~~ Except as set forth below, the affirmative vote of holders of eighty percent (80%) of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote generally in the election of directors shall be required to approve any of the following:

(a) any merger or consolidation of the corporation with or into any other corporation or other entity; or

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the corporation pursuant to a vote of shareholders; or

(c) any issuance of shares of the corporation that results in the acquisition of control of the corporation by any person, firm or corporation or group of one or more thereof that previously did not control the corporation;

(d) any sale, lease, exchange, mortgage, pledge or other transfer in one transaction or a series of transactions~~,~~ of all, or substantially all, of the assets of the corporation to any other corporation, person, or entity; or

(e) the adoption of a plan for the liquidation or dissolution of the corporation prepared by any other corporation, person or entity; or

(f) any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or

(g) any transaction similar to, or having similar effect as, any of the foregoing transactions,

if, in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of capital stock of the corporation issued, outstanding and entitled to vote generally in the election of directors.

If any of the transactions identified above in this ~~Section 9~~Article 8 is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of more than five percent

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(5%) of the shares of capital stock of the corporation issued, outstanding and entitled to vote generally in the election of directors, then the affirmative vote of the holders of more than two-thirds of the shares of the corporation’s capital stock issued, outstanding and entitled to vote generally in the election of directors shall be required to approve any of such transactions.

The Board of Directors of the corporation shall have the power and duty to determine, for purposes of this ~~Section 9,~~Article 8, on the basis of information known to the Board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of capital stock of the corporation issued, outstanding and entitled to vote generally in the election of directors and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this ~~Section 9.~~Article 8. Any such determination shall be conclusive and binding for all purposes of this ~~Section 9.~~Article 8. The provisions of this ~~Section 9~~Article 8 shall not apply to any transaction which is approved in advance by both (a) a majority of the members of the Board of Directors of the corporation and (b) a majority of those directors who were directors before the corporation, person or entity acquired beneficial ownership of five percent (5%) or more of the shares of capital stock of the corporation entitled to vote generally in the election of directors and who are not affiliates of such corporation, person or entity.

Notwithstanding anything to the contrary set forth herein, the provisions of this Article 8 are subject to the terms of any articles of amendment adopted by the Board of Directors pursuant to Article 4 relating to the rights of holders of any series of Preferred Stock.

9. ~~10.~~ The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation or other entity, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, customers and other constituents of the corporation and its

4

subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the corporation in a freely negotiated sale and of the future prospects of the corporation as an independent entity.

10. ~~11.~~ Each Director and officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been ~~such~~ a Director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duty as such Director or officer.

In the event of any other judgment against such Director or officer or in the event of a settlement, the indemnification shall be made only if the corporation shall be advised, in ~~case~~the event none of the persons involved shall be or have been a Director of the corporation, by the Board of Directors, and otherwise by independent counsel to be appointed by the Board of Directors, ~~than~~that in its or his opinion such Director or Officer was not guilty of gross negligence or willful misconduct in the performance of his duty, and, in the event of a settlement, that such settlement was, or if still to be made is, in the best interests of the corporation. If the determination is to be made by the Board of Directors, it may rely, as to all questions of law, on the advice of independent counsel.

Every reference herein to Director or officer shall include every Director or officer or former Director or officer of the corporation and every person who may have served at its request as a Director or officer of another corporation in which the corporation owns shares of stock or of which it is a creditor or, in case of a non-stock corporation, to which the corporation contributes and, in all of such cases, his executors and administrators.

The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or officer may be entitled.

11. ~~12.~~ The provisions of Articles 7 through ~~12~~11 of these articles may not be amended, nor shall any amendment be adopted that is inconsistent with any of the provisions of

5

such Articles 7 through ~~12~~11 hereof, except (a) upon the affirmative vote of the holders of at least eighty percent (80%) of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote thereon or (b) if there be more than one class of stock, then upon the affirmative vote of the holders of at least eighty percent (80%) of the shares of each such class of the shares of the ~~corporations~~corporation’s capital stock issued, outstanding and entitled to vote thereon.

~~13. The number of directors constituting the initial Board of Directors is thirteen (13), and the names and addresses of the persons who are to serve as the initial directors are.~~

~~Name~~	~~Address~~
~~C.E. Thurston, Jr.~~	~~Cedar Point Suffolk, Virginia 23433~~

~~J. R. Roughton, Sr.~~	~~6807 Caroline Avenue Norfolk, Virginia 23505~~

~~Guy R. Beal, Jr.~~	~~1449 Harmott Avenue Norfolk, Virginia 23509~~

~~Richard L. Counselman, Jr.~~	~~7219 Shirland Avenue Norfolk, Virginia 23505~~

~~Ray P. Edwards~~	~~215 Carlisle Way Norfolk, Virginia 23505~~

~~E. Thomas Enright, Jr.~~	~~5644 Shenandoah Avenue Norfolk, Virginia 23509~~

~~R. Forrest Fowler~~	~~3900 Old Shell Road Virginia Beach, Virginia 23452~~

~~Arthur Kaplan~~	~~6016 S. River Road Norfolk, Virginia 23505~~

~~C. Phillips Kraemer~~	~~409 Sinclair Street Norfolk, Virginia 23505~~

~~Dr. Paul F. Landis~~	~~179 Commodore Drive Norfolk, Virginia 23503~~

~~Bernard J. Matthews~~	~~3308 Hemlock Avenue Chesapeake, Virginia 23321~~

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~~Name~~	~~Address~~
~~Gerald L. Parks~~	~~3801 Shadow Lane Virginia Beach, Virginia 23452~~

~~Robert C. Stackhouse~~	~~413 Sinclair Street Norfolk, Virginia 23505~~

12. ~~14.~~ In this Article:

(a) ~~(1)~~ “officer” or “director” means any person serving as an officer or director of the corporation and/or its subsidiary banks.

“liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax, assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

“party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened pending, or completed action, suit~~,~~ or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

(b) ~~(2)~~ To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the corporation and/or its subsidiary banks made a party to any proceeding shall be liable to the corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article.

(c) ~~(3)~~ The provisions of this Article shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article shall impair or otherwise diminish the rights provided under this Article (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal.

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(d) ~~(4)~~ The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Section (~~2~~b) of this Article.

(e) ~~(5)~~ Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

~~March , 1983~~
~~Incorporator~~
~~Robert C. Stackhouse~~

[END OF DOCUMENT]

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APPENDIX B

AUDIT COMMITTEE CHARTER

HERITAGE BANKSHARES, INC.

PREAMBLE

This Charter governs the Audit Committee of Heritage Bankshares, Inc. and its subsidiaries (the “Company”). The Audit Committee shall review and assess this Charter from time to time in its discretion or as otherwise directed by the Board of Directors of the Company (the “Board”).

I.	SCOPE OF DUTIES AND PURPOSE

A.	The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as follows:

1.	Serve as an independent and objective party to monitor the Company’s financial statements and its accounting and financial reporting processes.

2.	Review and evaluate the audit efforts of the Company’s independent accountants and internal auditing function.

3.	Provide an open avenue of communication among the independent accountants, senior management, the internal auditing function and the Board of Directors.

4.	Review the Company’s compliance with certain legal and regulatory requirements.

B.	The Audit Committee will substantially fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

C.	In discharging its oversight role, the Audit Committee or a designated party on its behalf is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee shall have the authority to engage independent counsel, independent accountants and/or other advisors as it determines necessary to carry out its duties. The Company shall provide appropriate funds, as determined by the Audit Committee, to enable the Audit Committee to fulfill its corporate governance responsibilities.

II.	COMPOSITION

A.

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent of management and free from any relationship that in the opinion of the Board would interfere with the exercise of his or her independent judgment as a member of the Committee. Each member of the Audit Committee shall satisfy all other applicable requirements of the Securities Exchange Act of 1934, the Securities and Exchange Commission and the listing standards of any applicable securities exchange. All members of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows, and shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

B.	The members of the Committee shall be elected by the Board and shall serve until they are replaced, resign or their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall hold such regular meetings as may be necessary, but not less frequently than on a quarterly basis. The Chairman of the Audit Committee may call a meeting of the Audit Committee. Management, independent accountants, the Company’s legal counsel, regulatory representative and any other parties may attend the meeting at the discretion and invitation of the Audit Committee. A majority of members at an Audit Committee meeting will constitute a quorum. The action of a majority of members participating at any meeting of the Audit Committee at which quorum is present shall be deemed to be the consensus of the Audit Committee. As part of its job to foster open communication, the Committee (or at least its Chair) should meet at least annually with management and the independent accountants separately to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Audit Committee shall report on its activities to the Board of Directors on a regular basis at the Board’s request.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall undertake the following activities as and when required or appropriate:

A.	Documents/Reports Review

1.	Review and update this Charter as conditions dictate.

2.	Review the Company’s annual audited financial statements and quarterly unaudited financial statements, including disclosures made under “ Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10-K and quarterly reports on Form 10-Q.

3.	Review the regular internal reports to management prepared by the internal auditing function and management’s responses.

B.	Oversight of the Company’s Relationship with the Independent Accountants

1.	Be directly responsible, in its capacity as a committee of the Board, for the appointment and termination of the Company’s independent accountants and approve the fees and other compensation to be paid to the independent accountants. The Audit Committee will also provide oversight of work of the independent accountants, including resolution of disagreements between management and the independent accountants regarding financial reporting.

2

2.	Pre-approve all audits and permitted non-audit services, and the compensation, fees and terms for such services provided by the independent accountants, except as otherwise provided for as “de minimus” exceptions under Section 202 of the Sarbanes-Oxley Act of 2002.

3.	At least annually, discuss with the independent accountants (and, where appropriate, obtain and review a formal written report by the independent accountants describing) any relationships between the firm and the Company and any other relationships that may adversely affect the independence of the independent accountants. In addition, the Audit Committee shall make direct inquiries of the independent accountants with respect to any disclosed relationships or services that may impact their objectivity and independence and take appropriate action to oversee the independence of the independent accountants.

4.	Review with the independent accountants any audit problems or difficulties or other matters recommended to be discussed under applicable authoritative guidance, including under Statement on Auditing Standards Number 61, as the same may be amended, modified and/or superseded from time to time, including any restrictions on the scope of the independent accountants’ activities or on access to requested information, and any significant disagreements between management and the independent accountants.

5.	At least annually, discuss with the independent accountants (and, where appropriate, obtain and review a formal written report by the independent accountants describing) their firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities, regarding any independent audits carried out by the firm, and any steps taken to deal with any such issues.

6.	Ensure the audit partners involved with the audit are independent and rotated as recommended by authoritative guidance.

7.	Maintain and follow clear hiring practices for employees or former employees of the independent accountants.

8.	At least annually, review and where appropriate discuss with the independent accountants their most recent Public Company Accounting Oversight Board exam report.

C.	Financial Reporting and Disclosure Processes

1.	In consultation with management and independent accountants, review and discuss the following:

a.	Integrity of the Company’s internal and external financial reporting processes, financial statements and major disclosures and the adequacy and effectiveness of the Company’s system of internal controls and disclosure controls procedures.

3

b.	Analysis of significant financial statement reporting issues, judgments relating to preparation of the Company’s financial statements, the appropriateness of accounting principles followed by the Company, and any changes to these same accounting principles.

c.	If applicable, the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements and related required disclosures.

d.	The annual audited financial statements and quarterly unaudited financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10-K and the quarterly reports on Form 10-Q.

2.	Periodically discuss with management the Company’s financial information released to the public, including but not limited to press releases that discuss earnings and “pro-forma” or “adjusted non-GAAP” information.

3.	Periodically consult with management and the independent accountants about the Company’s financial and operational risk exposures and related internal controls to monitor and control such risk exposures.

4.	Issue a report for inclusion in the Company’s proxy statement, disclosing that the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The report should also include all information required to be provided under applicable Securities Exchange Act rules and regulations, including, without limitation, indicating whether or not the Audit Committee (a) recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K, (b) has discussed with the independent auditors matters recommended to be discussed under applicable authoritative guidance, including under Statement on Auditing Standards No. 61, as the same may be amended, modified and/or superseded from time to time, and (c) has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

D.	Oversight of the Company’s Internal Audit Function

1.	Be directly responsible, in its capacity as a committee of the Board, for the engagement and termination of the Company’s internal auditors and approve amounts payable in connection with the internal audit function. The internal auditors shall report directly to the Audit Committee, and the Committee will provide oversight of the internal audit function, including resolution of disagreements between management and the independent auditors.

2.	Periodically review the Company’s internal audit program in terms of the scope of the audit conducted, or scheduled to be conducted, and the effectiveness of the internal audit function. Periodically review the internal audit function resources, which includes its staffing levels and continuing education process, to determine adequacy to fulfill its duties.

4

3.	Ensure there are no unjustified restrictions or scope limitations of the internal audit function.

4.	Review any significant disagreement among management and the independent accountants or the internal audit function in connection with the preparation of the financial statements.

E.	Corporate Governance Compliance and Oversight Responsibilities

1.	Establish policies and procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and regarding any fraud detected or alleged within the Company, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and regarding possible fraudulent activities.

2.	Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

3.	Discuss with the Company’s legal counsel any matters that may have a material impact on the financial statements or the Company’s compliance policies.

4.	In consultation with management, confirm that the Company is in conformity with applicable banking and SEC laws and regulations and the Company’s Code of Ethics.

5.	Periodically review the Company’s Code of Ethics to ensure that management has implemented and maintains adequate systems to monitor and enforce compliance with the Code of Ethics.

6.	Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management takes or has taken to monitor and control such risks.

F.	Outside Advisors

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of:

1.	Compensation to the independent accountants for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; and

2.	Compensation to any advisors and legal counsel engaged by the Audit Committee that are necessary or appropriate in carrying out its duties.

5

G.	Other Duties

The Audit Committee has the discretion to perform other duties as it deems appropriate, which includes but are not limited to the following:

1.	Institute and oversee special investigations as needed;

2.	Consider the effectiveness of the Company’s internal control system; and

3.	Perform such duties as are assigned by the Board.

V.	LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it recognized that the members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, fulfilling the role of the independent accountants or auditors by profession. As such, it is not the duty of the Audit Committee or its members to plan or conduct audits or to determine whether the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations, as these are duties of management and the independent accountants.

Further to the discharge of its duties, each member of the Audit Committee shall be entitled to rely on:

1.	The integrity of the persons and organizations within and outside the Company from which it receives information.

2.	The accuracy of financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall promptly be reported to the Board of Directors).

3.	Representations made by management as to any information technology, internal audit and other non-audit services provided by the independent accountants to the Company.

[END OF AUDIT COMMITTEE CHARTER]

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HERITAGE BANKSHARES, INC. 150 Granby Street Norfolk, VA 23510

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL #g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Donald E. Perry 02 Lisa F. Chandler 03 Stephen A. Johnsen 04 Thomas G. Johnson, III 05 Charles R. Malbon, Jr.
06	L. Allan Parrott, Jr.
The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain
2	To ratify Elliott Davis LLC as our independent auditors for the year ending December 31, 2009.						☐	☐	☐
3	To approve a proposed amendment to our Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 3,000,000 to 6,000,000.						☐	☐	☐
4	To approve a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock.						☐	☐	☐
5	To approve a proposal to adjourn the Annual Meeting, if necessary, to allow additional time to solicit votes to approve the amendment and restatement of our Articles of Incorporation.						☐	☐	☐

			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to

be held on June 16, 2009

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2009 Annual Meeting, Proxy Statement, Annual Report on Form 10-K, Annual Report of the Company (and President’s Report to Stockholders), and proxy card, and by notifying you of the availability of our proxy materials on the Internet available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

HERITAGE BANKSHARES, INC. 150 Granby Street Norfolk, Virginia 23510 Phone (757) 648-1700

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2009.

The undersigned hereby revokes all prior proxies and appoints Peter M. Meredith, Jr. and Harvey W. Roberts, III, or any one of them, each with the power of substitution, as Proxies to vote, as designated below, all the shares of Common Stock of Heritage Bankshares, Inc. held by the undersigned on April 20, 2009 at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, June 16, 2009, or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5. If any other business is presented at the Annual Meeting, the Proxies named above are authorized to vote in their discretion as to such other business properly before the meeting. The Board of Directors currently is not aware of any other business to be presented at the Annual Meeting.

Continued and to be signed on reverse side